                                                                   Exhibit 10.46



[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THESE PORTIONS HAVE BEEN MARKED WITH THE CLAUSE "CONFIDENTIAL TREATMENT REQUESTED" AND/OR TWO ASTERISKS ENCLOSED IN BRACKETS (i.e., [**]). THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                           RESEARCH COLLABORATION AND

                             CROSS-LICENSE AGREEMENT

                                      AMONG

                             F.HOFFMANN-LA ROCHE LTD

                                       AND

                             HOFFMANN-LA ROCHE INC.

                                       AND

                              deCODE GENETICS, EHF.

                        Effective as of February 1, 2002

THIS RESEARCH COLLABORATION AND CROSS-LICENSE AGREEMENT ("Agreement") effective as of February 1, 2002 ("Effective Date") is by and among Hoffmann-La Roche Inc., a corporation duly organized and existing under the laws of the state of New Jersey and having offices at 340 Kingsland Street, Nutley, New Jersey 07110 ("Roche-Nutley") and F.Hoffmann-La Roche Ltd, a corporation duly organized and existing under the laws of Switzerland and having offices at Grenzacherstrasse 124, CH-4070 Basel, Switzerland ("Roche-Basel"), and deCODE genetics, ehf. (Islensk erfoagreining ehf.), a limited liability company duly organized and existing under the laws of Iceland, having offices at Lynghalsi 1, IS-110 Reykjavik, Iceland ("deCODE").

PRELIMINARY STATEMENTS

A. deCODE has expertise in conducting research in the field of human genetics and genomics, and wishes to establish an operation for pharmaceutical product development.

B. Roche-Nutley and Roche-Basel (collectively "Roche") has expertise in drug discovery, and in developing, manufacturing and marketing pharmaceutical products.

C. The Parties wish to conduct collaborative research and development activities for the purpose of discovery and development of certain pharmaceutical products.

D. The Parties recognize the importance of making the results of research into the genetics of human diseases publicly available. They also recognize the interest of participants in genetic studies of human disease to have the results of such studies made publicly available. deCODE and Roche do, however, consider it the most important interest of the participants to have the results of genetic studies turned into methods to prevent, treat and/or diagnose diseases.


                                     - 1 -
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NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1. DEFINITIONS

"Active Alliance Disease" shall mean a human disease for which the Steering Committee is allocating FTE's pursuant to Section 7.3. Exhibit A lists the four
(4) Active Alliance Diseases as of the Effective Date (the initial Active Alliance Diseases).

"Affiliate" with respect to any Party, shall mean (a) an organization at least fifty percent (50%) of which is owned and/or controlled directly or indirectly, by stock ownership or otherwise, by a Party, (b) an organization which directly or indirectly owns and/or controls a Party, by stock ownership or otherwise; or
(c) an organization, the majority of which is directly owned or indirectly common to the majority ownership of a Party. Genentech, Inc., 460 Point San Bruno Boulevard, South San Francisco, California shall not be an Affiliate of Roche unless Roche, in its sole discretion, notifies deCODE that Genentech shall so be considered an Affiliate.

"Alliance Disease" shall mean an Active Alliance Disease or a Successful Alliance Disease.

"Alliance Disease Compound" shall mean, with respect to an Alliance Disease, a pharmaceutically active agent that is a protein, small molecule or an antibody (excluding Antisense Agents and Gene Therapy Agents), for which a Party or its sublicensees used a Gene, or another member of the Biological Pathway of which such Gene is a member, to discover Utility of such pharmaceutically active agent related to such Alliance Disease, such discovery occurring at any time commencing on the Effective Date and ending seven (7) years after the Effective Date.

"Alliance Disease Compound Type 1" shall mean, with respect to an Alliance Disease, an Alliance Disease Compound with respect to which [**].


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"Alliance Disease Compound Type 2" shall mean, with respect to an Alliance
Disease, an Alliance Disease Compound that (i) is not an Alliance Disease Compound Type 1 and (ii) [**].

"Alliance Disease Compound Type 3" shall mean, with respect to an Alliance Disease, an Alliance Disease Compound that is other than an Alliance Disease Compound Type 1 or Alliance Disease Compound Type 2.

"Alliance Disease Efforts" shall mean, for each Alliance Disease, reasonable commercial efforts directed to the discovery, development and commercialization of at least one Alliance Disease Product having Utility for such Alliance Disease. For a given Alliance Disease Product, reasonable commercial efforts shall be consistent with sound and reasonable business practices and judgment, comparable to efforts exerted by Roche for its own products of a like kind and at a like stage of development and having similar potential, taking into account scientific, business and marketing considerations.

"Alliance Disease Know-How" shall mean any and all Technical Information, including any invention, that is developed or conceived and reduced to practice solely by a Party, or jointly by both Parties, as a result of an Alliance Disease Program; provided, however, that any Technical Information that is


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developed or conceived and reduced to practice as a result of an Alliance
Disease Program solely by one or more Representatives of deCODE and relating to generalized methods for conducting genomics research and characterizing the function of genes or any raw data useful in generalized genomics research tools shall be considered deCODE Generalized Technology but not Alliance Disease Know-How.

"Alliance Disease Product" shall mean any pharmaceutical product (excluding all diagnostic applications) that comprises, in whole or as a component thereof, as its pharmaceutically active agent, an Alliance Disease Compound.

"Alliance Disease Program" shall mean the collaboration between the Parties hereunder, conducted during the Program Term and related to an Active Alliance Disease.

"Alliance Patent" shall mean any Patent claiming an Invention.

"Antisense Agent" shall mean any pharmaceutically active agent which (a) binds nucleic acids as they exist in a cell, and (b) consists of nucleic acid or a functional analog, derivative or homolog thereof, and (c) is complementary to a segment of DNA of a given Gene, or such Gene's transcribed RNA or a gene that encodes another member of the Biological Pathway of which the product of such Gene is a member, and (d) upon delivery by any means, compensates, either completely or partially, for the genetic defect that underlies the disease, the pathogenesis of which is affected by the Gene, and (e) is conceived and reduced to practice at any time commencing on the Effective Date and ending seven (7) years after the Effective Date.

"Biological Materials" shall mean any and all tissue samples, plasma samples and cell lines provided by deCODE to Roche under this Agreement.

"Biological Pathway" shall have that meaning as determined by a Decision, made as necessary for the purposes of this Agreement and consistent with the criteria set forth in Section 8.2(p).


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"Clinical Candidate" shall mean, with respect to a Deselected Disease that was once an Alliance Disease, a Deselected Disease Compound that, as reflected in a Decision and Minutes, in the conduct of its past Alliance Disease Program was the subject of (1) formal toxicology in more than one non-human animal species,
(2) absorption, distribution, metabolism and excretion testing in at least one non-human animal species, and (3) a scale-up strategy for synthesis.

"COGS" shall mean the manufacturing cost of a given Alliance Disease Product sold or transferred by Roche, its Affiliates or sublicensees, calculated in accordance with international accounting standards consistently applied by such party. COGS shall include, without limitation, direct labor and materials, a reasonable allocation of indirect labor, facilities expense (including utilities and depreciation over the expected life of the buildings and equipment), administration cost, costs associated with process development, and initial non-commercialized batches for regulatory approval.

"Combination Product" shall mean (a) an Alliance Disease Product containing both
(i) at least one pharmaceutically active agent that is an Alliance Disease Compound and (ii) one or more pharmaceutically active agents that are not an Alliance Disease Compound or (b) a Deselected Disease Product containing both
(i) at least one pharmaceutically active agent that is a Deselected Disease Compound and (ii) one or more pharmaceutically active agents that are not a Deselected Disease Compound.

"Confidential Information" shall mean any and all Technical Information that is
(i) disclosed by one Party ("Disclosing Party") to the other Party ("Receiving Party") pursuant to this Agreement, the 1998 Agreement, as amended, or the Secrecy Agreement between the Parties dated September 5, 1997, and which at the time of disclosure is clearly marked as "Confidential," but not Technical Information which is orally or visually disclosed to a Receiving Party unless such oral or visual disclosure is described or summarized in a writing, marked as "Confidential" and provided to the Receiving Party within forty-five (45) days after such oral or visual disclosure, or (ii) Alliance Disease Know-How.


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"Cover" or "Covered" shall mean, for a given activity, that the performance of such activity would infringe a claim of a patent or patent application (if that claim were to issue in a patent) in the absence of rights under such patent, as determined on a country-by-country basis.

"Decision" shall mean a decision pursuant to Section 8.4 and shall be effective as of the date the Minutes reflecting the decision are finalized as provided in
Section 8.5.

"deCODE Generalized Technology" shall mean any Technical Information relating to generalized methods for conducting genomics research and characterizing the function of genes or any raw data useful in generalized genomics research tools which at any time owned or controlled by deCODE or its Affiliates (provided deCODE or its Affiliates have the right to license or otherwise make available such Technical Information to Roche).

"deCODE Know-How" shall mean any Technical Information, excluding deCODE Generalized Technology, owned or controlled by deCODE or its Affiliates prior to the Effective Date or during the Program Term (provided deCODE or its Affiliates have the right to license or otherwise make available such Technical Information to Roche) and which is necessary or useful for Roche to fulfill its obligations and exploit its rights under this Agreement, including any Technical Information which deCODE or its Affiliates own jointly with Roche or its Affiliates.

"deCODE Patents" shall mean any Patents, excluding Patents claiming deCODE Generalized Technology, owned or controlled by deCODE or its Affiliates prior to the Effective Date or during the term of the Agreement (provided deCODE or its Affiliates have the right to license or otherwise make available such Patents to Roche), including any such Patents which deCODE or its Affiliates own jointly with Roche or its Affiliates.

"Deselected Disease" shall mean (i) a human disease that is not an Alliance Disease or a Pool Disease, or (ii) a disease which was an Alliance Disease and for which the Steering Committee has ceased to allocate FTE's under

Section 7.3, but which is not a Successful Alliance Disease. Exhibit B lists the initial Deselected Diseases.

"Deselected Disease Compound" shall mean, with respect to a Deselected Disease, a pharmaceutically active agent that is a protein, small molecule or an antibody (including, without limitation, Anti-sense Agents and Gene Therapy Agents), for which a Party or its sublicensees used a Gene, or another member of the Biological Pathway of which such Gene is a member, to discover Utility of such pharmaceutically active agent related to such Deselected Disease, such discovery occurring at any time commencing on the Effective Date and ending seven (7) years after the Effective Date.

"Deselected Disease Compound Type 1" shall mean, with respect to a Deselected Disease, a Deselected Disease Compound [**].

"Deselected Disease Compound Type 2" shall mean, with respect to a Deselected Disease, a Deselected Disease Compound that (i) is not a Deselected Disease Compound Type 1 and (ii) [**].


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"Deselected Disease Compound Type 3" shall mean, with respect to a Deselected
Disease, a Deselected Disease Compound that (i) is not a Deselected Disease Compound Type 1 or Deselected Disease Compound Type 2 and (ii) [**].

"Deselected Disease Product" shall mean any pharmaceutical product (excluding all diagnostic applications) that comprises, in whole or as a component thereof, as its pharmaceutically active agent, (1) an Antisense Agent, (2) a Gene Therapy Agent or (3) a Deselected Disease Compound.

"Designated Disease" shall mean an Alliance Disease for which Roche provides to deCODE a Designated Disease Notice under Section 3.1(a)(ii).

"EIH" shall mean, for a given Alliance Disease Compound, the entry in the conduct of an Alliance Disease Program of the first volunteer into a Phase I Clinical Study for the Alliance Disease Compound.

"Europe" shall mean the United Kingdom, France, Germany, Italy and Spain.

Executive Officers" shall mean the Chief Executive Officer of deCODE, or such other similar position designated by deCODE from time to time, and the Global Head of Pharma at Roche, or such similar position designated by Roche from time to time, collectively.

"FDA" shall mean the USA Food and Drug Administration, or the successor thereto, or any corresponding foreign registration or regulatory authority.

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"First Commercial Sale" shall have the following meanings:

      (a) with respect to an Alliance Disease Product:

      in a country of the Territory, the first commercial sale to a Third Party by Roche, its Affiliates or sublicensees, as the case may be, of the Alliance Disease Product in the country, after obtaining Registration for the Alliance Disease Product in the given country or, if for a country where no Registration for the Alliance Disease Product is required, the date of first commercial sale of such Alliance Disease Product by Roche, its Affiliate or sublicensees to a Third Party in the country. "First Commercial Sale" shall not mean the sale of an Alliance Disease Product for use in a clinical trial or for compassionate use.

      (b) with respect to a Deselected Disease Product:

      in a country of the Territory, the first commercial sale to a Third Party by deCODE, its Affiliates or sublicensees, as the case may be, of the Deselected Disease Product in the country, after obtaining Registration for the Deselected Disease Product in the given country or, if for a country where no Registration for the Deselected Disease Product is required, the date of first commercial sale of such Deselected Disease Product by deCODE, its Affiliate or sublicensees to a Third Party in the country. "First Commercial Sale" shall not mean the sale of a Deselected Disease Product for use in a clinical trial or for compassionate use.

"FTE" shall mean a Representative of deCODE carrying out a full time equivalent scientific person year of scientific work on or in direct connection with this Agreement. Scientific work on or in direct connection with an Alliance Disease Program includes, but is not limited to, experimental laboratory work, recording and writing of results, reviewing literature and references, holding scientific discussions, managing and leading scientific staff and carrying out project management duties.


                                     - 9 -
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"FTE Rate" shall mean [**] dollars ($[**]) per FTE. The FTE Rate shall include all personnel, equipment, reagents and all other expenses including support staff and overhead for or associated with an FTE.

"Gene" shall mean a gene that is the subject of activities by either Party in the course of a Research Plan wherein the purpose of the activities is to be able to use the gene, or another member of the Biological Pathway of which such gene is a member, to discover a Utility for pharmaceutically active agents.

"Gene Therapy Agent" shall mean any pharmaceutically active agent which (a) consists of nucleic acid or a functional analog, derivative or homolog thereof that encodes (i) a Gene or a part thereof or (ii) a gene or part thereof that encodes another member of a Biological Pathway of which the product of a Gene is a member, and (b) upon delivery by any means, compensates, either completely or partially, for the genetic defect that underlies the disease the pathogenesis of which is affected by the Gene, and (c) is conceived and reduced to practice at any time commencing on the Effective Date and ending seven (7) years after the Effective Date.

"IND Filing" shall mean an Investigational New Drug application, as described in 21 CFR 312, as it may be amended from time to time, conducted or sponsored by Roche, its Affiliates or sublicensees, for initiating a Phase I Clinical Study in the USA, or any similar regulatory filing or notice given in connection with a study conducted or sponsored by or on behalf of Roche or its Affiliate or sublicensee regarding an Alliance Disease Product in a Major Country other than the USA.

"Invention" shall mean Technical Information which is conceived or reduced to practice by one or more Representatives of a Party or jointly by Representatives of the Parties in the course of a Research Plan.

"Joint Inventions" shall mean an Invention conceived or reduced to practice jointly by Representatives of the Parties.

"Major Country" shall mean the USA, Europe or Japan.


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"Minutes" shall mean the final minutes of a Steering Committee meeting, as finalized under Section 8.5.

"NDA" shall mean a New Drug Application or a Biologics License Application, as the case may be, for an Alliance Disease Product, filed by or on behalf of Roche, its Affiliates or sublicensees, with the FDA in the USA or any corresponding foreign application, registration or certification in Europe (either in the EU using the centralized process or in one of the countries comprising Europe under a decentralized process) or Japan.

"NDA Filing" shall mean, for a given NDA for a given Alliance Disease Product, a communication from the FDA that the NDA for such disease product has been accepted for review by the FDA in the USA, Europe or Japan, as the case may be.

"Net Sales" and the related term "Adjusted Gross Sales" shall have the following meanings:

      (a) as to Roche:

            (i) "Adjusted Gross Sales" shall mean, with respect to any Alliance Disease Product, the amount of gross sales invoiced by Roche, its Affiliates or sublicensees to Third Parties for such Alliance Disease Product, commencing with the First Commercial Sale of such Alliance Disease Product, less deductions for the following items which are customarily included in the invoiced amounts and do not exceed reasonable and customary amounts in the country in which such sale occurred: (1) returns (including withdrawals and recalls), (2) rebates (price reductions including Medicaid and similar types of rebates, e.g. chargebacks),
(3) volume (quantity) discounts granted at the time of invoicing, and (4) sales taxes and other taxes directly linked and included in the gross sales amount. Adjusted Gross Sales shall also include the amount or fair market value of all other consideration received by Roche, its Affiliates or sublicensees with respect to


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Alliance Disease Products, whether such consideration is in cash, payment in kind, exchange or another form.

            (ii) "Net Sales" shall mean the amount calculated by subtracting from the Adjusted Gross Sales a lump sum deduction of [**] percent ([**]%) of Adjusted Gross Sales for those sales related deductions that are not accounted for on a product-by-product basis (e.g. outward freights, postage, transportation insurance, packing materials for dispatch of goods, custom duties, discounts granted later than at the time of invoicing, cash discounts and other direct expenses).

      (b) as to deCODE:

            (i) "Adjusted Gross Sales" shall mean, with respect to any Deselected Disease Product, the amount of gross sales invoiced by deCODE or its Affiliates to Third Parties for such Deselected Disease Product, commencing with the First Commercial Sale of such Deselected Disease Product, less deductions for the following items which are customarily included in the invoiced amounts and do not exceed reasonable and customary amounts in the country in which such sale occurred: (1) returns (including withdrawals and recalls), (2) rebates (price reductions including Medicaid and similar types of rebates, e.g. chargebacks), (3) volume (quantity) discounts granted at the time of invoicing, and (4) sales taxes and other taxes directly linked and included in the gross sales amount. Adjusted


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Gross Sales shall also include the amount or fair market value of all other consideration received by deCODE or its Affiliates with respect to Deselected Disease Products, whether such consideration is in cash, payment in kind, exchange or another form.

            (ii) "Net Sales" shall mean the amount calculated by subtracting from the Adjusted Gross Sales a lump sum deduction of [**] percent ([**]%) of Adjusted Gross Sales for those sales related deductions that are not accounted for on a product-by-product basis (e.g. outward freights, postage, transportation insurance, packing materials for dispatch of goods, custom duties, discounts granted later than at the time of invoicing, cash discounts and other direct expenses).

      (c) For a Combination Product that is an Alliance Disease Product, the Parties shall meet approximately one (1) year prior to the commercial launch of such Combination Product to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative significance of each Alliance Disease Compound contained in the Combination Product. If, after good faith negotiations (not to exceed ninety (90) days, which can be extended by mutual agreement), the Parties can not agree to an appropriate adjustment, Net Sales shall be equal to Net Sales of the Combination Product multiplied by a fraction, the numerator of which is the reasonable fair market value of the Alliance Disease Compound(s) and the denominator of which is the reasonable fair market value of all pharmaceutically active agents contained in the Combination Product. In such event, Roche shall in good faith make a determination of the respective fair market values of the Alliance Disease Compound(s) and all other pharmaceutically active agents contained in such Combination Product, and shall provide deCODE with data to support such determination. deCODE shall have the right to review such determination and supporting data, and to notify Roche if it disagrees with such determination.

      (d) For a Combination Product that is a Deselected Disease Product, the Parties shall meet approximately one (1) year prior to the commercial launch of such Combination Product to negotiate in good faith


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and agree to an appropriate adjustment to Net Sales to reflect the relative significance of each Deselected Disease Compound contained in the Combination Product. If, after good faith negotiations (not to exceed ninety (90) days, which can be extended by mutual agreement), the Parties can not agree to an appropriate adjustment, Net Sales shall be equal to Net Sales of the Combination Product multiplied by a fraction, the numerator of which is the reasonable fair market value of the Deselected Disease Compound(s) and the denominator of which is the reasonable fair market value of all pharmaceutically active agents contained in the Combination Product. In such event, deCODE shall in good faith make a determination of the respective fair market values of the Deselected Disease Compound(s) and all other pharmaceutically active agents contained in such Combination Product, and shall provide Roche with data to support such determination. Roche shall have the right to review such determination and supporting data, and to notify deCODE if it disagrees with such determination.

"Participants" shall mean those persons who enroll to participate in harvesting programs or such other studies being conducted as part of an Alliance Disease Program.

"Party" shall mean deCODE or Roche and, when used in the plural, shall mean deCODE and Roche.

"Patents" shall mean all patents and patent applications throughout the Territory, and any extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition, reissues, reexaminations, registrations, patents of confirmation, patents of importation, and Supplementary Protection Certificates and foreign counterparts thereof.

"Phase I Clinical Study" shall mean the first phase of human clinical trials, conducted or sponsored by or on behalf of Roche or its Affiliate or sublicensee in the USA, required by the FDA to determine the metabolism and pharmacological actions of an Alliance Disease Product in humans, the side effects associated with increasing doses of the product, and if possible,


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to gain early evidence of effectiveness of the Alliance Disease Product, as described in 21 CFR 312, as it may be amended from time to time.

"Pool Disease" shall mean human diseases that are identified as Pool Diseases from time to time in accordance with Section 7.1 (b).

"Program Term" shall mean the period commencing on February 1, 2002 and ending February 1, 2005, unless earlier terminated or extended as provided in this Agreement.

"Registration" shall mean, for a given country and a given Alliance Disease Product or Deselected Disease Product, ("Registration Product"), an official approval, resulting from an NDA Filing, which is required by the government or health authority of the given country for the Registration Product to be offered for sale in such country, including authorizations as may be required for the production, importation, pricing, reimbursement and sale of such Registration Product in such country, and for subsequent regulatory filings for line extensions and/or additional indications of such Registration Product.

"Representative of a Party" shall mean an employee of a Party or any other person who is contractually required to assign or grant exclusive rights in and to Technical Information to a Party.

"Research Plan" shall mean, for each Active Alliance Disease, a reasonably detailed description of (i) the goals and objectives of the Alliance Disease Program for the Active Alliance Disease, and (ii) the responsibilities, including without limitation scientific work assigned to, and to be conducted by, each Party in the conduct of the Alliance Disease Program for the Active Alliance Disease, as approved by the Steering Committee.

"Roche Know-How" shall mean any Technical Information, owned or controlled by Roche or its Affiliates prior to the Effective Date or during the Program Term (provided Roche or its Affiliates have the right to license or otherwise make available such Technical Information to deCODE) and which is necessary or useful for deCODE to fulfill its obligations and exploit its rights


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under this Agreement, including any Technical Information which Roche or its
Affiliates own jointly with deCODE or its Affiliates.

"Roche Patents" shall mean any Patents owned or controlled by Roche or its Affiliates prior to the Effective Date or during the term of the Agreement (provided Roche or its Affiliates have the right to license or otherwise make available such Patents to deCODE), including any such Patents which Roche or its Affiliates own jointly with deCODE or its Affiliates. Roche and its Affiliates do not have the right to license or otherwise make available to deCODE certain Patents to the extent they relate to PCR technology, including as represented by the patent portfolio at the Effective Date of Roche or its Affiliate, Roche Molecular Systems Inc.

"Royalty Term" shall mean:

      (a) As to Roche, for a given Alliance Disease Product in a given country in the Territory, a period of time commencing on the First Commercial Sale of the given Alliance Disease Product in the given country and ending on the later of: (i) ten (10) years from the date of the First Commercial Sale of such Alliance Disease Product in such country or (ii) the last date on which the making, having made, using, offering for sale, selling or importing of the Alliance Disease Product in the given country by Roche, its Affiliates or sublicensees is Covered by a Valid Claim of a deCODE Patent or an Alliance Patent.

      (b) As to deCODE, for a given Deselected Disease Product in a given country in the Territory, a period of time commencing on the First Commercial Sale of the given Deselected Disease Product in the given country and ending on the later of: (i) ten (10) years from the date of the First Commercial Sale of such Deselected Disease Product in such country or (ii) the last date on which the making, having made, using, offering for sale, selling or importing of the Deselected Disease Product in the given country by deCODE, its Affiliates or sublicensees is Covered by a Valid Claim of a Roche Patent or an Alliance Patent.

      (c) If, in a country in the Territory, the above definition of Royalty Term is unenforceable, then for such country, Royalty Term shall mean the longest term as may be enforceable under the applicable laws of such country, provided that in no event shall the Royalty Term in such country exceed the maximum term above.

"Steering Committee" shall mean that body organized and acting pursuant to
Article 8.

"Sublicensing Income" shall mean all monetary consideration (for example, up-front payments, royalties, milestones and the like) received by deCODE or its Affiliate from a Third Party licensees with respect to a given Deselected Disease Product, but excluding (i) any amounts received from Third Party licensees to reimburse deCODE for research and development expenses of deCODE which deCODE can reasonably document and (ii) any consideration received for the issuance of securities at the fair market value for such securities.

"Subject Diseases" shall mean the following eleven (11) human diseases:
[**],[**],[**],[**],[**],[**],[**], osteoporosis, bipolar depression, obesity and [**].

"Successful Alliance Disease" shall mean an Alliance Disease for which Roche provides a Success Notice under Section 3.1(a)(i) or which is deemed a Successful Alliance Disease under Section 3.1(a)(iii).

"Target Assessment" shall mean a Decision, as reflected in a Minutes, that in the conduct of an Alliance Disease Program for an Alliance Disease, the function of a Gene, or another member of the Biological Pathway of which such Gene is a member, is demonstrated as being capable of being modulated through interaction with a pharmaceutically active agent in a manner that reasonably correlates to treatment, cure and/or prevention of such Alliance Disease.


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
"Technical Information" shall mean information, data or know-how (whether patentable or unpatentable), including without limitation, ideas, concepts, formulas, manufacture, methods, procedures, designs, compositions of matter, plans, applications, specifications, drawings, techniques, materials (including without limitation biological materials such as tissue samples, plasma samples, cell lines, RNA, DNA, DNA fragments, organisms, proteins, polypeptides, plasmids, vectors and the like), compounds, samples, inventions, discoveries, and the like, as well as improvements related thereto.

"Territory" shall mean the entire world.

"Third Party" shall mean any party other than a Party or an Affiliate of a Party.

"USA" shall mean the United States of America.

"Utility" shall mean pharmacological or biological activity that reasonably correlates to treatment, cure and/or prevention of a human disease (excluding all diagnostic applications).

"Valid Claim" shall mean (i) a claim of any issued and unexpired Patent that has not been disclaimed, revoked or held unpatentable, invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and which is otherwise enforceable, or (ii) a claim of a patent application that is a Patent that has not been on file in a given country with the applicable patent office for more than five (5) years from the earliest date from which the patent application claims priority in the given country.

2. GRANT OF RIGHTS

      2.1 Commercial License to Roche. Subject to the terms and conditions of this Agreement, deCODE grants to Roche (i) the sole and exclusive right and license, under deCODE Patents and deCODE Know-How, with the right to sublicense to Third Parties and/or Affiliates of Roche, to make, have made, use, offer for sale, sell and import Alliance Disease Products in the Territory, and (ii) the non-exclusive right and license to use deCODE Generalized Technology, with the right to sublicense to Third Parties and/or Affiliates, to make, have made, use, offer for sale, sell and import Alliance Disease Products in the Territory.

      Roche shall advise deCODE of all sublicenses granted to Third Parties under this Section 2.1. If Roche grants a sublicense, all of the terms and conditions of this Agreement shall apply to the sublicensee to the same extent as they apply to Roche for all purposes. Roche guarantees and assumes responsibility for the performance of all obligations so imposed on such sublicensee by reason of operation of any such sublicense.

      2.2 Research License to Roche. Subject to the terms and conditions of this Agreement, deCODE grants to Roche a fully paid-up, non-royalty bearing non-exclusive right and license, without the right to grant sublicenses (except to Affiliates of Roche), (i) under deCODE Patents and (ii) to use deCODE Know-How and deCODE Generalized Technology, for the sole and exclusive purpose of enabling Roche to fulfill its obligations under the Alliance Disease Programs.

      2.3 Commercial License to deCODE. Subject to the terms and conditions of this Agreement, Roche grants to deCODE the sole and exclusive right and license, under Roche Patents and Roche Know-How, with the right to sublicense to Third Parties and/or Affiliates of deCODE, to make, have made, use, offer for sale, sell and import Deselected Disease Products in the Territory.

      deCODE shall advise Roche of all sublicensees granted to Third Parties under this Section 2.3. If deCODE grants a sublicense, all of the terms and conditions of this Agreement shall apply to the sublicensee to the same extent as they apply to deCODE for all purposes. deCODE guarantees and assumes responsibility for the performance of all obligations so imposed on such sublicensee by reason of operation of any such sublicense.

      2.4 Research License to deCODE. Subject to the terms and conditions of this Agreement, Roche grants to deCODE a fully paid-up, non-royalty bearing non-exclusive right and license, without the right to grant sublicenses (except to Affiliates of deCODE), (i) under Roche Patents and (ii) to use Roche Know-How, for the sole and exclusive purposes of enabling deCODE (a) to fulfill its obligations under the Alliance Disease Programs, and (b) to conduct research and development relating to the Pool Diseases.

      2.5 Commercial Rights to Compounds. Notwithstanding any provision in this Agreement to the contrary, if a Party or its sublicensee, uses a Gene or another member of the Biological Pathway of which such Gene is a member, to discover Utility of a pharmaceutically active agent at any time commencing on the Effective Date and ending seven (7) years after the Effective Date related to:
(a) an Alliance Disease prior to the discovery of Utility of such agent related to a Deselected Disease and such agent is a protein, small molecule or an antibody (excluding Antisense Agents and Gene Therapy Agents), then such agent shall be deemed for all purposes to be an Alliance Disease Compound, or, alternatively, (b) a Deselected Disease prior to the discovery of Utility of such agent related to an Alliance Disease and such agent is a protein, small molecule or an antibody (including, without limitation, Antisense Agents and Gene Therapy Agents), then such agent shall be deemed for all purposes to be a Deselected Disease Compound.

3. DILIGENCE

      3.1 Diligence Obligations.

            (a) Alliance Disease Efforts.

                  (i) Success Notice. For each Alliance Disease, prior to the end of the Program Term, Roche shall have the right to provide to deCODE written notice of Roche's intention, independently or with a Third Party, to continue to seek to discover, develop and/or commercialize at least one related Alliance Disease Product having Utility for such Alliance Disease ("Success Notice"). For each such Alliance Disease, after providing such notice Roche shall have the obligation to use Alliance Disease Efforts.

                  (ii) Designated Disease Notice. For each Alliance Disease other than those for which Roche has provided a Success Notice under Section 3.1(a)(i), within sixty (60) days after the end of the Program Term, Roche may provide to deCODE a written notice of Roche's intention not to continue to seek to discover, develop and/or commercialize at least one related Alliance Disease Product having Utility for such Alliance Disease ("Designated Disease Notice"). Upon issuance of such a notice, the designated Alliance Disease shall be deemed to be a Designated Disease and the Parties rights and obligations shall be governed by Section 3.2 below.

                  (iii) Successful Alliance Disease. To the extent that Roche has not issued either a Success Notice or a Designated Disease Notice, any non-designated Alliance Diseases shall be deemed to be Successful Alliance Diseases and Roche shall have an obligation to use Alliance Disease Efforts with respect to such Alliance Diseases.

            (b) Measurement of Alliance Disease Efforts. For a given Alliance Disease for which Roche has an Alliance Disease Efforts obligation, prior to the first Registration of an Alliance Disease Product having Utility for such Alliance Disease in any Major Country, Roche's exercise of Alliance Disease Efforts is to be determined by judging Roche's efforts taken as a whole in the Major Countries. For a given Alliance Disease for which Roche has an Alliance Disease Efforts obligation, after the first Registration of an Alliance Disease Product having Utility for such Alliance Disease in any Major Country, Roche's exercise of Alliance Disease Efforts is to be determined by judging Roche's efforts taken on a Major Country-by-Major Country basis.

            (c) Deselected Disease Efforts. deCODE shall not be under any diligence obligation whatsoever with respect to the discovery, development or commercialization of any Deselected Disease Products. deCODE shall have the right, but not the obligation, to independently or with a Third Party to seek to discover, develop and/or commercialize Deselected Disease Products having Utility for Designated Diseases.

            3.2 Designated Diseases.

            (a) Negotiation. For a given Designated Disease, for a period commencing on the date Roche provides a Designated Disease Notice and ending one year after such date ("Negotiation Period"), the Parties shall enter into good faith negotiations regarding finding a mutually acceptable way to collaboratively progress discovery, development and/or commercialization of a product for the Designated Disease.

            (b) deCODE's Right to Pursue Designated Diseases. For a given Designated Disease, notwithstanding any negotiations taking place pursuant to
Section 3.2(a), commencing on the date Roche provides a Designated Disease Notice, as to both Parties, the rights and licenses granted pursuant to Section
2.3 with respect to Deselected Diseases shall also apply to such Designated Disease as if it were a Deselected Disease.

            (c) Failure of deCODE to Pursue Designated Diseases. If by the end of the Negotiation Period, (i) deCODE (independently or with an Affiliate and/or a Third Party) has not in good faith sought to discover, develop and/or commercialize a Deselected Disease Product for such Designated Disease, and (ii) the Parties fail to reach agreement on essential terms for a mutually acceptable way to collaboratively progress discover, develop and/or commercialization of a product for the Designated Disease, then:

                  (i)   The sole and exclusive rights granted to deCODE under
                        Section 3.2(b) shall terminate;

                  (ii)  As to Roche, the rights and licenses granted pursuant to
                        Section 2.1 with respect to Alliance Diseases shall also apply to such Designated Disease as if it were an Alliance Disease, but on a non-exclusive basis; and

                  (iii) As to deCODE, the rights and licenses granted pursuant to Section 2.3 with respect to Deselected Diseases shall also apply to such Designated Disease as if it were a Deselected Disease, but on a non-exclusive basis.

      3.3 Judging Efforts. For a given Alliance Disease for which Roche has an obligation to perform Alliance Disease Efforts, prior to the first Registration in any Major Country of an Alliance Disease Product having Utility for such disease, if deCODE, (the "Complaining Party") reasonably believes that Roche (the "Responsible Party") is not using such efforts, the Complaining Party may provide the Responsible Party written notice specifying the reasons it believes that the Responsible Party, at the time, is not using such efforts with respect to such disease. Upon receipt of such notice, the Responsible Party shall have a period of ninety (90) days (an "Evidence Period") to present evidence to the Complaining Party that it, its Affiliate or sublicensee are using Alliance Disease Efforts, as applicable, with respect to such disease. If the Responsible Party presents evidence acceptable to the Complaining Party that the Responsible Party, its Affiliate or sublicensee is using Alliance Disease Efforts, as applicable, with respect to such disease, the Complaining Party's notice shall be deemed withdrawn and of no effect. Should there be a dispute as to whether the Responsible Party has, within the Evidence Period, presented evidence reasonably acceptable to demonstrate that the Responsible Party, its Affiliate or sublicensee is using Alliance Disease Efforts, as applicable, with respect to such disease, the

Parties shall conduct good faith discussions directed toward resolution of the dispute. If the Parties do not resolve the dispute after good faith discussions have been conducted for a period of thirty (30) days following the Evidence Period, the Parties shall submit such dispute for resolution in accordance with
Section 17.13. If it is agreed by the Parties, or if it is resolved in accordance with Section 17.13, that the Responsible Party, within the Evidence Period, has not presented evidence reasonably acceptable to demonstrate that the Responsible Party, its Affiliate or sublicensee is using Alliance Disease Efforts, as applicable, with respect to such disease, then the Complaining Party shall be entitled to proceed under of Section 3.4 of this Agreement.

      3.4 Effect of Failure of Efforts. If it is agreed by the Parties, or if it is resolved in accordance with Section 17.13, that the Responsible Party, within the Evidence Period provided for in Section 3.3, has not presented evidence reasonably acceptable to demonstrate that the Responsible Party, its Affiliate or sublicensee is using Alliance Disease Efforts, with respect to a disease, the Complaining Party shall be entitled, without prejudice to any of the Complaining Party's other rights conferred on the Complaining Party by this Agreement, and in addition to any other remedies available to it by law or in equity, and without affecting or altering the Responsible Party's other rights and obligations under this Agreement, to give a written notice terminating any rights licensed by the Complaining Party to the Responsible Party under this Agreement for all Alliance Disease Products having Utility for such Alliance Disease. The effective date of any such termination shall be the date that the Responsible Party receives such notice. After the effective date of termination, in no event shall the Responsible Party, its Affiliates or sublicensees make, have made, use, offer for sale, sell or import any Alliance Disease Products, as applicable, having Registration for treating or preventing such Alliance Disease. In addition, at the Complaining Party's request, within sixty (60) days after the effective date of such termination: (1) the Responsible Party shall transmit to the Complaining Party all reports, information and data in the possession or control of the Responsible Party, its Affiliates or its sublicensees relating to Alliance Disease Products having utility for such Alliance Disease, (2) the Responsible Party shall assign, and shall cause its Affiliates and sublicensees to assign, to the Complaining Party all regulatory filings and Registrations in the possession or control of the Responsible Party, its Affiliates or its sublicensees; in each case, as would enable the Complaining Party to carry on the development and/or marketing of Alliance Disease Products having for Utility for such Alliance Disease, in the Territory, and (3) the Responsible Party hereby grants to the Complaining Party the right to use the Roche Patents and Roche Know-How in the Territory solely to the extent necessary to allow the Complaining Party to carry on the development and/or marketing of Alliance Disease Products having Utility for such Alliance Disease.

4. CONSIDERATION

      4.1 Development Payments and Royalties to deCODE. Subject to Section 10.2(c), Roche shall pay Development Payments and royalties as set forth in Exhibit C. No payments or royalties shall be due from Roche to deCODE with respect to any Alliance Disease Products other than as set forth in Exhibit C.

      4.2 Royalties to Roche.

      (i) Subject to Section 10.2(c), for a given Deselected Disease Product that comprises, in whole or as a component thereof, as its pharmaceutically active agent, an Antisense Agent, or a Gene Therapy Agent, during the Royalty Term for the Deselected Disease Product, deCODE shall pay to Roche a royalty of [**] percent ([**]%) on Net Sales of the given deCODE Product, on a country-by-country basis.

      (ii) Subject to Section 10.2(c), for a given Deselected Disease Product that comprises, in whole or as a component thereof, as its pharmaceutically active agent, a Deselected Disease Compound, during the Royalty Term for such Deselected Disease Product, deCODE shall pay to Roche a royalty on Net Sales of such Deselected Disease Product, on a country-by-country basis, as set forth in Table 1:

TABLE 1

DESELECTED DISEASE PRODUCT                                 PERCENTAGE NET SALES
[**]                                                               [**]%
[**]                                                               [**]%
[**]                                                               [**]%

      For a given Deselected Disease Product, during the Royalty Term for the Deselected Disease Product, deCODE shall pay to Roche a percentage of the Sublicensing Income received by deCODE or its Affiliate from its sublicensees with respect to the given Deselected Disease Product, as set forth in Table 2:

TABLE 2

                                                                PERCENTAGE OF
DESELECTED DISEASE PRODUCT                                  SUBLICENSING INCOME
[**]                                                               [**]%
[**]                                                               [**]%
[**]                                                               [**]%

      Except as expressly set forth in this Section 4.2, no payments or royalties shall be due from deCODE to Roche with respect to any Deselected Disease or any products arising therefrom.

5. ROYALTY ADJUSTMENTS.

      5.1 Royalty Reductions.

                  (a) No Valid Claim. The royalties otherwise due under Article 4 shall be reduced, on a country-by-country basis, by [**] percent ([**]%) (i) with respect to a given Alliance Disease Product in a given country if the making, having made, using, offering for sale, selling or importing of the Alliance Disease Product is not Covered by a Valid Claim of a deCODE Patent in such country and (ii) with respect to a given Deselected Disease Product in a given country if the making, having made, using, offering for sale, selling or importing of the Deselected Disease Product is not Covered by a Valid Claim of a Roche Patent in such country.

                  (b) Generic Competition. The royalties otherwise due under
Article 4 shall be reduced, on a country-by-country basis, by [**] percent ([**]%) with respect to a given Alliance Disease Product in a given country if, in such country, in any Reporting Period, one or more Third Parties markets a product ("Alliance Third Party Product") having as a pharmaceutically active ingredient the same Alliance Disease Compound as the Alliance Disease Product, or its salt or ester, where the sale of such Alliance Third Party Product is not claimed by a Valid Claim of an issued deCODE Patent or Roche Patent in such country, and (2) the Alliance Third Party Product(s), in aggregate, have at least [**] ([**]%) of the aggregate unit volume of sales for such Alliance Disease Product in such country, as measured by IMS published data or such other index as the Parties may agree upon.

      The royalties otherwise due under Article 4 shall be reduced, on a country-by-country basis, by [**] percent ([**]%) with respect to a given Deselected Disease Product in a given country if, in such country, in any Reporting Period, one or more Third Parties markets a product ("Deselected Third Party Product") having as a pharmaceutically active ingredient the same Deselected Disease Compound as the Deselected Disease Product, or its salt or ester, where the sale of such Deselected Third Party Product is not claimed by a Valid Claim of an issued deCODE Patent or Roche Patent in such country, and (2) the Deselected Third Party Product(s), in aggregate, have at least [**] ([**]%) of the aggregate unit volume of sales for such Deselected Disease Product in such country, as measured by IMS published data or such other index as the Parties may agree upon.

            (c) Third Party Royalties. If, for a given Alliance Disease Product or Deselected Disease Product in a given country, a Party believes that the making, having made, using, offering for sale, selling or importing the given Alliance Disease Product or Deselected Disease Product would represent a significant risk of infringement of a Third Party Patent, the Party shall notify the other Party in writing, and the Parties will in good faith discuss the need to obtain a license from the Third Party ("Third Party License"). If the Parties fail to agree as to the need for such Third Party License, the Parties will submit the matter to patent counsel acceptable to both Parties for a legal opinion about the need to obtain such Third Party License. The Parties will equally share the costs associated with such legal action.

            If the Parties agree on the need for the Third Party License, or if patent counsel provides reasons as to why the making, having made, offering for sale, selling or importing of the given Alliance Disease Product or Deselected Disease Product in the given country would represent a significant risk of infringement of the Third Party Patent, then (i) the royalties otherwise due to deCODE under Article 4 shall be reduced by [**] percent ([**]%) of the royalties and payments paid by Roche or its Affiliate to such Third Party under the Third Party License and (ii) the royalties otherwise due to Roche under Article 4 shall be reduced by [**] percent ([**]%) of the royalties and payments paid by deCODE or its Affiliate to such Third Party under the Third Party License.

            Notwithstanding the above, (i) for a given Alliance Disease Product, in no event shall such reduction apply to a Third Party License from a Third Party where the Third Party License results from a collaboration having as its subject the Alliance Disease Product and (ii) for a given Deselected Disease Product, in no event shall such reduction apply to a Third Party License from a Third Party where the Third Party License results from a collaboration having as its subject the Deselected Disease Product.

            (d) Limit. Notwithstanding anything to the contrary, the royalties due under Article 4 may not be reduced for any Reporting Period on account of any reductions provided for in this Section 5.1 by an amount which would reduce the amount of royalties otherwise due to a Party under Article 4 by more than [**] percent ([**]%). Any amount of reductions in royalties which exceed the foregoing limits for a given Reporting Period may be applied in subsequent Reporting Periods, subject again to the foregoing limitations. The limitations to the royalty reductions provided in this Section 5.1 shall not apply against additional credits or reductions or deductions under any other Sections of this Agreement.

      5.2 Sales Among Affiliates/Sublicensees. The obligation to pay royalties under Article 4 is imposed only once with respect to the same unit of Alliance Disease Product and Deselected Disease Product, regardless of the number of Patents pertaining thereto. There shall be no obligation to pay royalties under
Article 4 on sales of Alliance Disease Product among Roche and its Affiliates and its sublicensees, but in such instances the obligation to pay royalties shall arise only upon the sale by Roche, its Affiliates or its sublicensees to Third Parties. There shall be no obligation to pay royalties under Article 4 on sales of Deselected Disease Product among deCODE and its Affiliates and its sublicensees, but in such instances the obligation to pay royalties shall arise only upon the sale by deCODE or its Affiliates to Third Parties.

      5.3 Supply Obligation. During the Royalty Term, Alliance Disease Products and Deselected Disease Products shall be supplied in quantities necessary for or as required by the persons who are both citizens and residents of Iceland at no charge.

      5.4 Barred Royalties. If the royalties set out in this Agreement, after giving effect to all reductions and credits to such royalties allowable under this Agreement, are higher than the maximum royalties permitted by the law or regulations of a given country, the royalty payable for such country shall be equal to the maximum permitted under such law or regulations.

6. ROYALTY PAYMENTS AND REPORTS.

      6.1 Payment. Except as otherwise provided in this Agreement, all royalties due hereunder and the amount of Sublicensing Income due hereunder shall be calculated quarterly as of March 31, June 30, September 30 and December 31 (each as being the last day of a calendar quarter) and shall be paid by within sixty
(60) days after the end of each calendar quarter for which Net Sales underlying such royalties or for which Sublicensing Income are calculated. Each such payment shall be accompanied by a statement, Product-by-Product and country-by-country, of the amount of Net

Sales, the amount of royalties due on such Net Sales, or the amount of Sublicensing Income due, as the case may be.

      6.2 Mode of Payment. Each Party shall make all payments required under this Agreement as directed by the other Party from time to time in United States Dollars or such other currency as the Parties may mutually agree.

      (a) For Roche and its Affiliates. For Roche and its Affiliates, whenever for the purpose of calculating royalty conversion from any foreign currency shall be required, such conversion shall be made as follows: when calculating the Adjusted Gross Sales, the amount of such sales in foreign currencies shall be converted into Swiss Francs as computed in the central Roche's Swiss Francs Sales Statistics for the countries concerned, using the average monthly rate of exchange at the time for such currencies as retrieved from the Reuters System; and when calculating the royalties on Net Sales, such conversion shall be at the average rate of the Swiss Franc to the Dollar, as retrieved from the Reuters System for the applicable calendar quarter.

      (b) For a Sublicensee of Roche in a Country. For a sublicensee of Roche, whenever for the purpose of calculating royalty conversion from any foreign currency shall be required, such conversion shall be made as follows: when calculating the Adjusted Gross Sales, the amount of such sales shall be reported by the sublicensee to Roche within thirty (30) days from the end the calendar quarter, after having converted each applicable monthly sales in foreign currency into the Dollar using the average rates of exchange published in The Wall Street Journal (or some other source agreed upon in writing by the Parties for the country) for each respective month of the applicable calendar quarter.

      (c) For deCODE and its Affiliates. For deCODE and its Affiliates, whenever for the purpose of calculating royalty conversion from any foreign currency shall be required, such conversion shall be made as follows: when calculating the Adjusted Gross Sales and Net Sales, the amount of such sales in foreign currencies shall be converted into Dollars, as computed for the country concerned using the average monthly rate of exchange listed in The Wall Street Journal (or some other source agreed upon in writing by the Parties for the country) for each applicable month of the applicable calendar quarter.

      (d) For a Sublicensee of deCODE in a Country. For a sublicensee of deCODE, the Sublicensing Income shall be calculated by conversion of such amount from the currency in which it was paid to deCODE into Dollars as computed for the country concerned using the average monthly rate of exchange listed in The Wall Street Journal (or some other source agreed upon in writing by the Parties for the country) for each applicable month of the applicable calendar quarter.

      6.3 Records Retention. Roche shall keep, and require its Affiliates and sublicensees to keep, full, true and accurate books of account in accordance with generally accepted accounting principles, consistently applied ("Roche Books of Account") containing all particulars that may be necessary for the purpose of calculating all royalties payable to deCODE under this Agreement for a period of three (3) calendar years after the end of the calendar year in which such sales occurred. Such Roche Books of Account shall be kept at the principal place of business of Roche, its Affiliates or its sublicensees, as the case may be.

deCODE shall keep, and require its Affiliates and sublicensees to keep, full, true and accurate books of account in accordance with generally accepted accounting principles, consistently applied ("deCODE Books of Account") containing all particulars that may be necessary for the purpose of calculating all royalties and Sublicensing Income payable to Roche under this Agreement for a period of three (3) calendar years after the end of the calendar year in which such sales occurred. Such deCODE Books of Account shall be kept at the principal place of business of deCODE, its Affiliates or its sublicensees, as the case may be.

      6.4 Audit Request. A Party ("Auditing Party") or its authorized independent public accountant has the right to engage, at the Auditing Party's expense, the other Party's ("Audited Party") independent public accountant to perform, on behalf of the Auditing Party or its independent public accountant, an audit, conducted in accordance with generally accepted auditing standards in the USA, of such Books of Account of the Audited Party, its Affiliates and sublicensees that are deemed necessary by the Audited Party's independent public accountants to report on Adjusted Gross Sales, Net Sales and Sublicensing Income of the Alliance Disease Products or Deselected Disease Products, as the case may be, for the period or periods requested by the Auditing Party. Results of any such examination shall be made available to both Parties. The Auditing Party or its authorized independent public accountant shall have the right to review the reports prepared by the Audited Party's independent public accountant and make inquiries of the Audited Party's independent public accountant regarding such reports.

      Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to Books of Account covering any specific period of time, upon at least thirty (30) working days' prior written notice, and shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with the Audited Party's normal business activities.

      All Books of Account referred to under this Section shall be used only for the purpose of verifying royalty statements or compliance with this Agreement and shall be treated by the Auditing Party as Confidential Information hereunder.

      The failure of the Auditing Party to request verification of any royalty calculation during the period when Books of Account have to be retained shall be considered acceptance of the accuracy of such reporting.

      In the event that such audit shall indicate that in any calendar year the royalties which should have been paid by the Audited Party are greater than those which were actually paid by the Audited Party, then the Audited Party shall promptly pay the underpaid amount to the Auditing Party and, if the royalties which should have been paid by the Audited Party are at least five percent (5%) greater than those which were actually paid by the Audited Party, then the Audited Party shall also reimburse the Auditing Party for the reasonable cost of such audit. In the event that such audit shall indicate that in any calendar year the royalties which were actually paid by the Audited Party are greater than those which should have been paid, then, at the Audited Party's option, the Auditing Party shall promptly reimburse to the Audited Party the overpaid amount or the Audited Party shall deduct the overpaid amount from the next royalty payment to be paid the Auditing Party.

      6.5 Taxes. All amounts owing to a Party specified in this Agreement shall be paid by the owing Party net of all applicable taxes, fees, and other charges excluding only taxes on the owing Party's income. In particular, any tax required to be withheld by the owing Party under the laws of any country for the account of the owed Party ("Withholding Taxes"), shall be promptly paid by the owing Party for and on behalf of the owed Party to the appropriate governmental authority, and the owing Party shall furnish the owed Party with proof of payment of such tax. Any such tax actually paid on the owed Party's behalf shall be deducted from royalty payments due the owed Party. The owing Party will reasonably assist the owed Party in minimizing the Withholding Taxes applicable to any payment made by the owing Party and in claiming tax refund at the owed Party's request.

      6.6 Blocked Currency. In each country where the local currency is blocked by applicable law and cannot be removed from such country, royalties accrued in that country shall be paid in such country in local currency by deposit in a local bank designated by the Party entitled to such payment.

      6.7 Interest on Late Payments. Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by applicable law, at the rate of one-month London Interbank Offered Rate (=LIBOR) as reported on page BBA Reuters at 11:00 a.m. London time on the day such payment is due, plus two percent (2%), calculated for the number of days such a payment is overdue.

      6.8 Mechanism for Adjustment to Royalties. For the first calendar quarter of each calendar year during the term of this Agreement, a Party ("Paying Party") shall be entitled to deduct from the royalties owed to the other Party for that quarter any reductions, deductions or credits on royalties allowed under this Agreement during the previous calendar year provided the Paying Party did not otherwise previously take such reductions or credits. In the event that any reductions, deductions or credits otherwise allowable to the Paying Party in the last calendar year during the term of the Agreement have not been fully utilized by the Paying Party upon the expiration of this Agreement, then the other Party shall reimburse the Paying Party for the allowable amount.

7. ALLIANCE RESEARCH PROGRAM

      7.1 Diseases.

            (a) Alliance Diseases. Roche shall designate four (4) Subject Diseases to become the initial Active Alliance Diseases. The initial Alliance Diseases are set forth in Exhibit A. During the Program Term there shall be at all times no more than four (4) Active Alliance Diseases. The parties recognize the possibility that after February 1, 2004 there may be no Active Alliance Diseases, in which case the Program Term shall end. Each Active Alliance Disease shall be the subject of a separate and independent Research Plan.

            In the event Roche gives deCODE written notice of its desire to increase the number of Active Alliance Diseases beyond four (4), the Parties shall enter into good faith negotiations regarding the terms and conditions upon which any such additional Active Alliance Diseases shall be added to this Agreement.

            If at any time, deCODE identifies a Third Party as a potential partner for any Alliance Disease or otherwise wishes to independently develop Technical Information necessary or useful to make, have made, use, offer for sale, sell or import Alliance Disease Products, then deCODE may request that Roche elect to have such Alliance Disease become a Deselected

Disease, which Roche may decline at its sole discretion and for any reason whatsoever.

            (b) Pool Diseases. Roche shall designate [**] Subject Diseases to become the initial Pool Diseases. The initial Pool Diseases are set forth in Exhibit A. During the period commencing on February 1, 2002 and ending February 1, 2003 there shall be at all times up to [**] Pool Diseases as selected by Roche. During the period commencing on February 1, 2003 and ending February 1, 2004 there shall be at all times up to [**] Pool Diseases as selected by Roche. After February 1, 2004, there shall be [**] Pool Diseases. In the event deCODE wishes to obtain a Third Party licensee for a Pool Disease prior to such disease becoming a Deselected Disease, deCODE shall provide to Roche written notice of such intention. Roche will have thirty (30) days from such notice to determine whether it is interested in selecting such Pool Disease to become an Active Alliance Disease, provided that Roche may not have more than four (4) Active Alliances Diseases at any one time (which means that Roche may need to designate an existing Active Alliance Disease as a Successful Disease, a Pool Disease or a Deselected Disease to make room to move a Pool Disease to an Active Alliance Disease). If Roche does so, then the Joint Steering Committee will develop a Research Plan for, and reallocate FTE's to support such, new Alliance Research Program. If Roche does not do so, deCODE shall promptly make to Roche a one-time [**] Dollar payment. Upon Roche's receipt of such payment, such Pool Disease shall become a Deselected Disease and, with respect to such disease, the Parties shall have all of the rights and obligations as set forth for Deselected Diseases.

            (c) Deselected Diseases. As set forth on Exhibit B, Roche has designated three (3) Subject Diseases to be initial Deselected Diseases.

      On or about December 1, 2002, Roche shall designate a sufficient number of Subject Diseases to become Deselected Diseases such that for the period from February 1, 2003 until February 1, 2004 no more than [**]Subject Diseases are either Alliance Diseases or Pool Diseases. On or about

December 1, 2003, Roche shall designate a sufficient number of Subject Diseases to become Deselected Diseases such that for the period from February 1, 2004 until the end of the Alliance Disease Program Term no more than [**] Subject Diseases are Alliance Diseases.

            (d) Research Plans. The Steering Committee will discuss and prepare the first Research Plan for each initial Active Alliance Disease, on or prior to thirty (30) days after the Effective Date. Before the end of the first Research Plan for a given Active Alliance Disease, the Steering Committee will formulate a proposed updated Research Plan for the remainder of the Program Term. Each iteration of the Research Plan for a given Active Alliance Disease shall be signed and dated by a representative of each Party on the Steering Committee. Each Research Plan may be amended from time to time upon Steering Committee approval. Any such amendment shall be signed and dated by a representative of each Party on the Steering Committee.

      The Parties shall conduct, at their cost except as otherwise provided herein, those activities that are assigned in each Research Plan for each Active Alliance Disease. The Steering Committee shall oversee the activities of each Party in the conduct of each Research Plan.

      7.2 Switching and Adding Diseases

            (a) Selecting New Alliance Diseases. If at any time during the Program Term there are less than [**], and if desired by Roche, then (i) Roche may select a Pool Disease to become an Active Alliance Disease or (ii) Roche may request in writing that the Parties discuss the selection of a disease other than a Pool Disease to be an Active Alliance Disease. In the event that Roche selects a Pool Disease or the Parties agree to include a disease other than a Pool Disease as an Active Alliance Disease, such disease shall be deemed an Active Alliance Disease. The Steering Committee shall, within sixty (60) days thereafter, discuss, prepare and finalize a Research Plan for the new Active Alliance Disease. The Parties shall, within thirty (30) days of finalization by the Steering Committee of such Research Plan, commence activities for the new Active Alliance Disease as described in the Research Plan. Nothing in this Section 7.2(a) shall obligate deCODE to agree to include any disease other than a Pool Disease as an Active Alliance Disease.

      Roche shall select for new Active Alliance Diseases based on the following priority: Roche shall select new Active Alliance Diseases first from the Pool Diseases, second from diseases other than Pool Diseases actively pursued by deCODE provided deCODE has the right to license or otherwise make available such disease to Roche, which selection shall be subject to the consent of deCODE, and third from diseases not actively pursued by deCODE provided deCODE has the right to license or otherwise make available such disease to Roche, which selection shall be subject to the consent of deCODE.

            (b) Adding New Pool Diseases. If at any time during the first year of the Program Term there are less than [**] Pool Diseases or during the second year of the Program Term there are less than [**] Pool Diseases, then Roche may request in writing that an Active Alliance Disease become a Pool Disease or that the Parties discuss the selection of a new disease to become a Pool Disease. In the event that Roche requests an Active Alliance Disease be a Pool Disease or the Parties agree to include a new disease as a Pool Disease, such disease shall be deemed a Pool Disease. Nothing in this Section 7.2(b) shall obligate deCODE to agree to include any new disease as a Pool Disease.

            (c) Making an Alliance Disease or Pool Disease a Deselected Disease. Roche may, for any reason and at any time during the Program Term, designate an Alliance Disease or Pool Disease to be a Deselected Disease by giving deCODE written notice of such designation ("Deselection Notice"). In such event the date that such human disease becomes a Deselected Disease shall be the date Roche provides such Deselection Notice. In addition, at deCODE's request, within sixty (60) days after the date of such designation, Roche shall transmit to deCODE all reports, information and data in the possession or control of Roche or its

Affiliate for such designated Disease generated or developed as a result of the associated Alliance Disease Program.

      7.3 deCODE Support. During the Alliance Disease Program Term, deCODE shall allocate such FTE's and supplies, at the FTE Rate, as decided by the Steering Committee in the Research Plans.

      The Parties acknowledge that deCODE's utilization of FTE's and supplies of deCODE during the course of the Alliance Disease Programs may fluctuate during the Program Term and that deCODE's obligation to allocate FTE's and supplies to a given Alliance Disease as provided by the Steering Committee, and satisfaction of such obligation, will be based on such allocation calculated over the course of a given year of the Program Term.

      7.4 Funding by Roche.

      Roche shall pay deCODE the following amounts, which shall be due and payable as follows:

      (1) [**] dollars (USD $[**]), due on February 1, 2002 and payable within thirty (30) days after receipt by Roche of an invoice for such sum;

      (2) [**] dollars (USD $[**]), due on May 1, 2002 and payable within thirty (30) days after receipt by Roche of an invoice for such sum;

      (3) [**] dollars (USD $[**]), due on August 1, 2002 and payable within thirty (30) days after receipt by Roche of an invoice for such sum;

      (4) [**] dollars (USD $[**]), due on November 1, 2002 and payable within thirty (30) days after receipt by Roche of an invoice for such sum;

      (5) [**] dollars (USD $[**]), due on February 1, 2003 and payable within thirty (30) days after receipt by Roche of an invoice for such sum;

      (6) [**] dollars (USD $[**]), due on May 1, 2003 and payable within thirty (30) days after receipt by Roche of an invoice for such sum;

      (7) [**] dollars (USD $[**]), due on August 1, 2003 and payable within thirty (30) days after receipt by Roche of an invoice for such sum;

      (8) [**] dollars (USD $[**]), due on November 1, 2003 and payable within thirty (30) days after receipt by Roche of an invoice for such sum;

      (9) [**] dollars (USD $[**]) for each Alliance Disease Program in effect on February 1, 2004, due on February 1, 2004 and payable within thirty (30) days after receipt by Roche of an invoice for such sum;

      (10) [**] dollars (USD $[**]) for each Alliance Disease Program in effect on May 1, 2004, due on May 1, 2004 and payable within thirty (30) days after receipt by Roche of an invoice for such sum;

      (11) [**] dollars (USD $[**]) for each Alliance Disease Program in effect on August 1, 2004, due on August 1, 2004 and payable within thirty
            (30) days after receipt by Roche of an invoice for such sum; and

      (12) [**] dollars (USD $[**]) for each Alliance Disease Program in effect on November 1, 2004, due on

            November 1, 2004 and payable within thirty (30) days after receipt by Roche of an invoice for such sum.

Payments for additional years when an Alliance Disease Program is in effect are to be decided by the Parties if such situation arises.

            (b) Use of Funds. deCODE will use funding provided under this Section of the Agreement only in support of the Alliance Disease Programs. deCODE will not use any Third Party funding in direct support of the Alliance Disease Programs. The use of any Third Party funding by deCODE in indirect support of the Alliance Disease Programs shall not adversely impact Roche's rights and licenses under this Agreement.

            (c) Other Expenses. Except as provided in this Section, each Party shall be responsible for its own costs and expenses related to the Alliance Disease Programs.

            (d) Method of Payment. Payments under this Section from Roche to deCODE shall be made by Roche to deCODE by wire transfer as instructed to Roche in writing by deCODE.

      7.5 Roche Review Right.

            (a) Within thirty (30) days following the end of each quarter of the Program Term, deCODE shall prepare and submit to Roche a statement setting forth for each Alliance Disease the number of deCODE scientists who actually worked on such Alliance Disease during the previous quarter and the portion of a full time equivalent scientific person year of scientific work on or in direct connection with the Alliance Disease that each such deCODE scientist worked on such Alliance Disease.

            (b) deCODE shall keep full, true and accurate books of account containing all information necessary to determine the correctness of the number of deCODE scientists who actually worked on any Alliance Disease during any period of the Program Term, and the portion of an FTE of scientific work on or in direct connection with the Alliance Disease that each such deCODE scientist worked on any such Alliance Disease, and the total cost of such work based on the FTE Rate. Such books of account shall be kept at deCODE 's principal place of business. Not more than once per contract year during the Program Term, Roche or its authorized independent public accountant shall have the right to engage deCODE's independent public accountant, at reasonable times and upon reasonable notice, to examine on deCODE's premises, such records of deCODE. Results of any such examination shall be made available to both Parties. Roche shall bear the cost of such audit, unless such audit indicates an overstatement of (i) the number of FTE's that worked on any Alliance Disease or
(ii) the portion of a full time equivalent scientific person year of scientific work on or in direct connection with the Alliance Disease that each such deCODE scientist worked on any such Alliance Disease, by five percent (5%) or more, in which event deCODE shall bear the costs of such audit.

7.6 Conduct. Each Party shall for each Alliance Disease:

            (i) conduct activities for such Alliance Disease as described in the Research Plan for such Alliance Disease;

            (ii) use reasonable diligence to (1) perform the activities assigned to such Party under the Research Plan for such Alliance Disease and (2) complete such activities on a timely basis;

            (iii) conduct such Research Plan in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable good laboratory practices to attempt to achieve its objectives efficiently and expeditiously;

            (iv) no later than fourteen (14) days prior to each Steering Committee meeting during the Program Term, furnish the other Party with written reports summarizing (1) all scientific work performed by such Party and (2) Program Know-How developed by such Party (including without limitation a summary of Inventions and results and data generated) in the conduct of the Alliance Disease Programs, each to the extent not already summarized in a prior report;

            (v) as requested by the Steering Committee for a given Alliance Disease, furnish to the other Party a detailed written report relating to (1) all scientific work performed by such Party and (2) Program Know-How developed by such Party (including without limitation a summary of Inventions and results and data generated), in the conduct of the Alliance Disease Program for such Alliance Disease;

            (vi) promptly disclose Inventions to the other Party; and

            (vii) during the Program Term, allow Representatives of the other Party, during normal business hours and with reasonable frequency, to visit the offices and laboratories of such Party, and consult informally, during such visits or by telephone, with such Party's Representatives performing scientific work on or in direct connection with Alliance Diseases; provided, however, that
(1) such Representatives of the other Party are under an agreement binding such Representatives to protect Confidential Information to at least the same extent or greater as is required of such other Party under this Agreement and (2) the Party allowing any such visit approves in writing prior to such visit the other Party's Representatives, which approval shall not be unreasonably withheld. Any such visit shall not unreasonably interrupt the operations of the Party that is visited.

7.7 Records.

      (a) During the Program Term and for each Alliance Disease, deCODE and Roche each shall maintain records in sufficient detail and in such good scientific manner as to, in all material aspects, completely and accurately reflect all scientific work performed and results achieved (including all Inventions and results and data generated). Such records shall be maintained in separate, bound laboratory notebooks for each Alliance

Disease. The Parties shall maintain such records in a form required under all applicable laws and regulations of the Major Countries.

      (b) During the Program Term and for each Alliance Disease, deCODE and Roche each shall have the right, during normal business hours and upon reasonable notice, and subject to such reasonable procedures as the other Party may require, to inspect all such records of the other Party relating to the Alliance Disease Program for a given Alliance Disease. deCODE and Roche each shall maintain such records of the other Party contained therein as Confidential Information in accordance with this Agreement and shall not use such records except to the extent otherwise permitted by this Agreement.

      7.8 Alliance Disease Research Term.

      (a) Program Term. The Parties shall conduct the Alliance Disease Programs during the Program Term. The Alliance Disease Program shall terminate prior to February 1, 2005 upon the mutual agreement of the Parties, or as otherwise specifically provided in this Agreement.

      (b) Extension of Program Term.The Program Term may be extended beyond February 1, 2005 for further renewable periods of one (1) year upon mutual agreement of the Parties. In the event that a Party wishes such an extension, it shall so notify the other Party in writing no later than six (6) months prior to expiration of the Program Term. The amount of funding to be provided by Roche during such extension shall remain unchanged. Such extensions shall be deemed to be included in the Program Term for all purposes under this Agreement. Nothing in this Section 7.8(b) shall obligate either Party to agree to any such extension.

8. STEERING COMMITTEE

      8.1 Members. The Parties shall establish a Steering Committee that shall consist of six (6) members, three (3) members from each Party. The initial members of the Steering Committee are set forth on Exhibit D.

During the Program Term, two (2) members from each Party must be both (i) a member of senior management and (ii) a scientist. Members of the Steering Committee may be represented at any meeting by a designee appointed by such member for such meeting. The chairperson during the initial contract year of the Program Term shall selected by deCODE. Thereafter, during the term of this Agreement, the chairperson of the Steering Committee for a given contract year shall be selected within thirty (30) days of the beginning of such given contract year on an alternating basis between the Parties, and shall serve as chairperson during such given contract year. The secretary during the initial contract year of the Program Term shall be selected by Roche. Thereafter, during the term of this Agreement, the secretary of the Steering Committee for a given contract year shall be selected within thirty (30) days of the beginning of such given contract year on an alternating basis between the Parties, and shall serve as secretary during such given contract year. Each Party shall be free to change its members, on prior written notice to the other Party. Each Party may, in its discretion, invite non-Committee Representatives of such Party, provided that each Party approves the other Party's invitee(s) in advance.

      8.2 Responsibilities. The Steering Committee shall:

            (a) oversee the activities of each Party in the conduct of each Research Plan;

            (b) oversee the exchange of Technical Information by the Parties in the conduct of the Alliance Disease Programs.

            (c) discuss and prepare the first Research Plans for each Active Alliance Disease and updates thereof, as provided herein, and sign and date the same;

            (d) decide upon approval of proposed amendments or modifications to any Research Plan, and sign and date the same;

            (e) discuss, prepare and finalize a Research Plan for any new Active Alliance Disease;

            (f) during the Program Term, decide upon the allocation of FTE's and supplies to the Alliance Disease Programs;

            (g) for a given Active Alliance Disease, review written reports furnished under Section 7.6(iv) detailing all scientific work performed and Program Know-How developed in the conduct of the Alliance Disease Programs;

            (h) decide, for a given disease, whether a given Gene prior to the Effective Date or in the conduct of an Alliance Disease Program for such disease, was confirmed to play a role in the pathogenesis of such disease;

            (i)   determine Target Assessment of Genes from time to time;

            (j) decide which Alliance Disease Compounds, in the conduct of an Alliance Disease Program, are to be subjected to (1) formal toxicology in more than one non-human animal species, (2) absorption, distribution, metabolism and excretion testing in at least one non-human animal species, and (3) a scale-up strategy for synthesis;

            (k) decide if there is a need for plasma samples to be provided by deCODE to Roche and, if so, the number of plasma samples reasonably required for the Alliance Disease Programs;

            (l) from time to time, if necessary, adjust the fee for plasma samples to reflect the actual cost and expenses incurred by deCODE in connection with providing such plasma samples to Roche;


            (m) decide if there may be a scientific need for cell lines and/or tissue samples for each Alliance Disease Program and, if so, determine from time to time the number of cell lines and/or tissue samples reasonably required for each Alliance Disease Program, which shall not be more than from ten (10) Participants with a given Alliance Disease and ten (10) Participants acting as control subjects with respect to the given Alliance Disease;

            (n) if cell lines and/or tissue samples are determined to be required for an Alliance Disease Program by the Steering Committee, determine the amount Roche shall reimburse to deCODE for each such cell line and/or tissue sample provided to Roche, which amount shall equal all reasonable out-of-pocket costs and expenses actually incurred by deCODE in connection with providing such cell lines and tissue samples to Roche;

            (o) monitor (but not oversee or approve any aspect of) the progress of research regarding Pool Diseases; and

            (p) as and when necessary for the purposes of this Agreement, decide whether a gene is another member of a Biological Pathway of which a Gene is a member, based on documented evidence that work on that gene was derived from the discovery of the Gene.

      8.3 Meetings. During the Program Term and until one (1) year after the end of the Program Term the Steering Committee shall meet at least once every contract quarter, and more frequently as the Parties deem appropriate, on such dates, places and at such times as the Parties shall agree. Thereafter, during the term of this Agreement, the Steering Committee shall meet on an as needed basis on such dates, places and at such times as the Parties shall agree. The meetings shall alternate between the offices of the Parties unless the Parties otherwise agree. The Steering Committee may convene or be polled or consulted from time to time by means of telecommunications, video conference or correspondence, as deemed necessary or appropriate; provided, however, that the Steering Committee meet in person at least once every contract quarter during the Program Term and until one (1) year after the end of the Program Term.

      8.4 Decisions.

            (a) The Steering Committee may decide on any subject matter that is subject to the Steering Committee decision-making authority. All decisions of the Steering Committee shall be made by consensus of the members (or their designees) present at any meeting. Such consensus shall require that at least two (2) members of each Party are present at such meeting.

            (b) In the event that consensus cannot be reached by the Steering Committee after good faith discussions with respect to a matter that is subject to its decision-making authority, then the matter shall be referred for further review and resolution by the Executive Officers. The Executive Officers of each Party shall use reasonable efforts to resolve the matter within thirty (30) days after the matter is referred to them. If the Executive Officer cannot resolve the matter within thirty (30) days, then: (i) if the matter pertains to relations with Participants, or research sites, consultants, investigators or vendors in Iceland, or any governmental authority in Iceland, the matter shall be decided by the Executive Officer of deCODE in good faith, giving appropriate consideration to the reasonable business and scientific concerns of Roche; and
(ii) if the matter does not relate to Sections 8.2 (c), (d), (e), (f), (h), (i),
(k), (l) and/or (p) (the "Sensitive Matters"), the matter shall be decided by the Executive Officer of Roche in good faith, giving appropriate and due consideration to the reasonable business and scientific concerns of deCODE.

            (c) If any dispute regarding any Sensitive Matter is not resolved by the Executive Officers (or their designees) within thirty (30) business days after an issue is referred to them, or such longer period as the Executive Officers (or their respective designees) may collectively agree, then any Party shall have the right to refer such dispute regarding such Sensitive Matter to an Expert for expedited arbitration as set forth in subparagraphs (i) through (iii) below.

            (i) Upon written request by either Party to the other Party, the Parties shall promptly negotiate in good faith to appoint a mutually acceptable disinterested, conflict-free individual not affiliated with any Party, with scientific, technical and regulatory experience with respect to the development of products that share many of the same characteristics of Alliance Disease Products necessary to resolve such dispute regarding a Sensitive Matter (an "Expert"). If the Parties are not able to agree within five
                  (5) business days after the receipt by a Party of the written request in the immediately preceding sentence, the American Arbitration Association shall be responsible for selecting an Expert within ten (10) business days of being approached by a Party. The fees and costs of the Expert and the American Arbitration Association, if applicable, shall be shared equally by the Parties.

            (ii) Within five (5) business days after the designation of the Expert, the Parties shall each simultaneously submit to the Expert and one another a written statement of their respective positions on such disagreement. Each Party shall have fifteen
                  (15) business days from receipt of any other Party's submission to submit to the Expert and the other Party a written response thereto, which shall include any scientific and technical information in support thereof. The Expert shall have the right to meet with the Parties, either alone or together, as necessary to make a determination.

            (iii) No later than thirty (30) business days after the designation of the Expert, the Expert shall make a determination by selecting the resolution proposed by one of the Parties that the Expert deems as a whole to be the most fair and reasonable to the Parties in light of the totality of the circumstances. The Expert shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith. The decision of the Expert shall be final and conclusive.

            (d) No decision, either by the Steering Committee, an Executive Officer or an Expert, on any matter that is subject to the Steering Committee's decision-making authority, may have the effect of materially increasing the economic burdens or responsibilities of a Party under this Agreement without the prior written approval of such Party.

      8.5 Minutes. Promptly after each Steering Committee meeting, the secretary of the Steering Committee shall prepare and distribute to the chairperson draft minutes of the meeting, which shall provide a description in reasonable detail of the discussions had at the meeting and a list of actions, decision or determinations approved by the Steering Committee and a list of issues to be resolved by the Executive Officers. The chairperson may then comment on the draft minutes. The secretary shall discuss with the chairperson any comments of the chairperson and circulate a final draft of the minutes to all members of the Steering Committee within ten (10) days of the meeting. The members of the Steering Committee shall then have ten (10) days after circulation of the final draft minutes to provide their comments thereon to the secretary of the Steering Committee. If a member of the Steering Committee does not comment to the secretary on the draft minutes within the ten (10) day period after circulation, said member is deemed to have agreed to the final draft minutes. Upon the expiration of the ten (10) day period after circulation, the secretary and the chairperson of the Steering Committee shall have an additional seven (7) days to discuss the other members' comments and finalize the minutes. The secretary and chairperson shall each sign the final minutes. The signature of the chairperson and the secretary on the final minutes shall indicate each Party's assent to the minutes. With the sole exception of specific items of the meeting minutes to which the chairperson and the secretary cannot agree and which are escalated as provided below, final minutes of all Steering Committee meetings shall be finalized no later than twenty seven (27) days after the meeting to which the minutes pertain. If at any time during the preparation and finalization of the Steering Committee meeting minutes the secretary and the chairperson of the committee do not agree on any issue with respect to the minutes, this issue shall be resolved by the escalation process provided in
Section 9.4(b). The decision resulting from the escalation process shall be recorded by the secretary of the Steering Committee in an amended finalized minutes for said meeting. All other issues in the minutes which are not subject to such escalation shall be finalized within the above-mention twenty seven (27) days.

      8.6 Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and non-Committee invitees to attend meetings of, and otherwise participate on, the Steering Committee.

9. MATERIAL TRANSFER

9.1 Plasma Samples. deCODE shall (i) harvest plasma samples from Participants and (ii) preserve such harvested plasma samples. The Steering Committee shall determine if there is a scientific need for plasma samples to be provided by deCODE to ROCHE and, if so, the number of plasma samples reasonably required from each Alliance Disease Program. If the Steering Committee determines that there is a scientific need for plasma samples to be provided by deCODE to ROCHE, deCODE shall provide to Roche one five milliliter (5 ml) sample of Citrate-plasma and one five milliliter (5 ml) sample of EDTA-plasma from such number of Participants as the Steering Committee determines is reasonably required for the Alliance Disease Program. Upon receipt of both one five milliliter (5 ml) sample of Citrate-plasma and one five milliliter (5 ml) sample of EDTA-plasma from a Participant, Roche shall pay deCODE a fee of fifty dollars ($50) within thirty (30) days after receipt of an invoice from deCODE. Such fee shall be subject to adjustment from time to time by the Steering Committee to reflect the actual costs and expenses incurred by deCODE in connection with providing such plasma samples.

9.2 Cell Lines and Tissue Samples. If the Steering Committee determines that there may be a scientific need for cell lines and/or tissue samples for any Alliance Disease Program, deCODE shall use reasonable efforts to harvest and preserve both cell lines and/or tissue samples from ten (10) Participants with such Alliance Disease and ten (10) Participants acting as control subjects with respect to such Alliance Disease. At the request of the Steering Committee, deCODE shall provide Roche, as they become available, with cell lines and/or tissue samples from such number of Participants with such Alliance Disease and such number of Participants acting as control subjects with respect to such Alliance Disease as requested by the Steering Committee. Roche shall reimburse deCODE for cell lines and/or tissue samples provided by deCODE to Roche, at the fee therefor determined by the Steering Committee, within thirty (30) days after receipt by Roche of an invoice from deCODE.

9.3 Biological Materials Transfer.

      (a) For any Biological Material, deCODE shall provide Roche with all related deCODE Know-How and shall inform Roche of any hazards or precautions which need to be taken with respect to the Biological Material that deCODE is aware of, or becomes aware of, during the term of this Agreement. deCODE shall properly label, package, and transport the Biological Material in accordance with all applicable laws and regulations and as reasonably requested by Roche. Nothing herein shall be construed as giving Roche any title or ownership to any Biological Materials. Roche may not use any Biological Material except in the conduct of an Alliance Disease Program without the prior written consent of deCODE. Roche shall not supply any Biological Material to any Third Party, other than Collaborators, without the prior written consent of deCODE. In no event shall Roche use any Biological Materials to harvest DNA. Upon deCODE's written request during the Program Term or one (1) year thereafter, Roche shall destroy all unused Biological Materials.

      (b) THE BIOLOGICAL MATERIALS ARE PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE BIOLOGICAL

MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

10. OWNERSHIP; PATENTS.

10.1 Ownership.

      (a) Technical Information. Except as otherwise provided in this Agreement, this Agreement does not grant either Party any rights in or to Technical Information, or any Patents related thereto, owned or controlled by the other Party.

      (b) Inventions. deCODE shall solely own deCODE Inventions and resulting Patents. Roche shall solely own Roche Inventions and resulting Patents. The Parties shall jointly own Joint Inventions and resulting Patents. The determination of inventorship shall be made in accordance with the patent laws of the relevant countries of the Territory.

10.2 Patent Filing, Maintenance and Prosecution Regarding Inventions.

      (a) Disclosure. As soon as a Party concludes that an Invention has been made, it shall promptly inform the Steering Committee, and provide a summary of the Invention. Should a Party be faced with a possible loss of rights in a Major Country, such communication may take place promptly after filing a priority patent application for the Invention.

      (b) Filing.

            (i) deCODE Inventions and Roche Inventions. For deCODE Inventions and Roche Inventions, the Party owning the Invention shall have the first right of election to prepare and file a priority patent application for the Invention, at its own cost. Should the Party owning the Invention elect not to prepare and/or file any such patent application, it shall (i) provide the other Party with written notice as soon as reasonably possible after making such election but in any event no later than sixty (60) days before the other Party


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
would be faced with a possible loss of rights in a Major Country, (ii) give the other Party the right, at the other Party's election and sole expense, to prepare and file the priority application, and (iii) offer reasonable assistance to the other Party in connection with such preparation and filing at no cost to the other Party except for reimbursement of reasonable out-of-pocket expenses incurred by the Party owning the Invention in rendering such assistance.

            The filing Party shall perform corresponding foreign filings at its own cost, after having discussed the countries for foreign filings with the non-filing Party within nine (9) months after the priority filing. Should the Parties not agree on the countries for foreign filings, either Party will have the right to file the subject of the priority application in the name of both Parties in any country of its own choice at its own cost in any country where the Parties do not agree as to filing.

            (ii) Joint Inventions. For Joint Inventions, the Parties shall consult and agree upon (i) which Party shall have the first right of election to prepare and file a priority patent application for the Joint Invention, in the name of both Parties, and (ii) sharing of costs.

            The Party having the first right of election may elect to prepare and file any such patent application at its own cost. Notwithstanding anything to the contrary, if the Parties agreed to share costs, the non-filing Party shall reimburse the filing Party in an amount equal to one-half of the reasonable out-of-pocket expenses incurred by the filing Party in preparing and filing such patent application, within thirty (30) days after receipt of an itemized invoice from the filing Party.

            Should the Party having the first right of election elect not to prepare and/or file any such patent application, it shall (i) provide the other Party with written notice as soon as reasonably possible after making such election but in any event no later than sixty (60) days before the other Party would be faced with a possible loss of rights in a Major Country, (ii) give the other Party the right, at the other Party's election and sole expense, to prepare and file the priority application in the name of both Parties, and (iii) offer reasonable assistance to the other Party in connection with such preparation and filing at no cost to the other Party except for reimbursement of reasonable out-of-pocket expenses incurred by the Party owning the Invention in rendering such assistance.

            The filing Party shall perform corresponding foreign filings, at its own cost and in the name of both Parties, after having discussed the countries for foreign filings with the non-filing Party within nine (9) months after the priority filing. Notwithstanding anything to the contrary, for corresponding foreign filings filed in agreed upon countries, if the Parties agreed to share costs, the non-filing Party shall reimburse the filing Party in an amount equal to one-half of the reasonable out-of-pocket expenses incurred by the filing Party in preparing and filing such corresponding foreign filings, within thirty
(30) days after receipt of an itemized invoice from the filing Party. Should the Parties not agree on the countries for foreign filings, either Party will have the right to file the subject of the priority application in the name of both Parties in any country of its own choice at its own cost in any country where the Parties do not agree as to filing.

      (c) Prosecution and Maintenance.

            (i) deCODE Inventions and Roche Inventions. The filing Party shall prosecute and reasonably maintain applications filed under Section 10.2(b)(i) and patents resulting therefrom at its own expense. On request of the filing Party, the non-filing Party will cooperate in all reasonable ways in connection with the prosecution and maintenance of such applications and patents resulting therefrom, at the expense of the filing Party for all out-of-pocket expenses incurred by the non-filing Party as a result of such cooperation. Upon written request, the filing Party shall inform the non-filing Party of the issuance of such patent application, initiation of an appeal of a rejection of such patent application, or initiation of an interference involving or an opposition to any such patent application or patent resulting therefrom. The filing Party shall provide the non-filing Party, upon the non-filing Party's written request, with copies of substantive communications to and from patent offices regarding such patent applications and patents resulting therefrom in sufficient time before the due date for response in order to give the non-filing Party an opportunity to comment on the content thereof.

            Should the filing Party no longer wish to prosecute and/or maintain any such patent application or patent resulting therefrom, the filing Party shall (i) provide the non-filing Party with written notice of its wish no later than sixty (60) days before the patent or patent application would otherwise become abandoned, (ii) give the non-filing Party the right, at the non-filing Party's election and sole expense (subject to the credit set forth below), to prosecute and/or maintain such patent or patent application, and (iii) offer reasonable assistance to the non-filing Party in connection with such prosecution and/or maintenance at no cost to the non-filing Party except for reimbursement of the filing Party's reasonable out-of-pocket expenses incurred by the filing Party in rendering such assistance. The non-filing Party shall be entitled to recoup one hundred percent (100%) of such Party's documented reasonable out-of-pocket expenses incurred to prosecute and/or maintain such patents and/or patent applications by taking a credit against any royalty payment otherwise due, as shown on the Net Sales statement provided under
Section 6.1, up to a maximum credit, when combined with the credit provided pursuant to Section 10.2(c)(ii), in any given calendar quarter equal to twenty-five percent (25%) of such royalty payments otherwise due, until such amount has been fully credited.

            (ii) Joint Inventions. The filing Party shall prosecute and reasonably maintain applications filed under Section 10.2(b)(ii) and patents resulting therefrom.

            For a given patent application filed under Section 10.2(b)(ii), should the non-filing Party have had an obligation under Section 10.2(b)(ii) to reimburse the filing Party in an amount equal to one-half of the reasonable out-of-pocket expenses incurred by the filing Party in preparing and filing such patent application, then the non-filing Party shall reimburse the filing Party in an amount equal to one-half of the reasonable out-of-pocket expenses incurred by the filing Party in prosecuting and maintaining such application and patents resulting therefrom, within thirty (30) days after receipt of an itemized invoice from the filing Party. For a given patent application filed under Section 10.2(b)(ii), should the non-filing Party have had no obligation under Section 10.2(b)(ii) to reimburse the filing Party in an amount equal to one-half of the reasonable out-of-pocket expenses incurred by the filing Party in preparing and filing such patent application, then the filing Party shall prosecute and reasonably maintain such application and patents resulting therefrom at its own cost.

            On request of the filing Party, the non-filing Party will cooperate in all reasonable ways in connection with the prosecution and maintenance of such applications and patents resulting therefrom, at the expense of the filing Party for all out-of-pocket expenses incurred by the non-filing Party as a result of such cooperation. Upon written request, the filing Party shall inform the non-filing Party of the issuance of such patent application, initiation of an appeal of a rejection of such patent application, or initiation of an interference involving or an opposition to any such patent application or patent resulting therefrom. The filing Party shall provide the non-filing Party, upon the non-filing Party's written request, with copies of substantive communications to and from patent offices regarding such patent applications and patents resulting therefrom in sufficient time before the due date for response in order to give the non-filing Party an opportunity to comment on the content thereof.

            Should the filing Party no longer wish to prosecute and/or maintain any such patent application or patent resulting therefrom, the filing Party shall (i) provide the non-filing Party with written notice of its wish no later than sixty (60) days before the patent or patent application would otherwise become abandoned, (ii) give the non-filing Party the right, at the non-filing Party's election and sole expense (subject to the credit set forth below), to prosecute and/or maintain such patent or patent application, and (iii) offer reasonable assistance to the non-filing Party in connection with such prosecution and/or maintenance at no cost to the non-filing Party except for reimbursement of the filing Party's reasonable out-of-pocket expenses incurred by the filing Party in rendering such assistance. The non-filing Party shall be entitled to recoup the percentage of such Party's documented reasonable out-of-pocket expenses incurred to prosecute and/or maintain such patents and/or patent applications as the filing Party had agreed was its share of costs relating thereto pursuant to the first paragraph of Section 10.2(b)(ii). Such amount shall be recouped by the non-filing Party by taking a credit against any royalty payment otherwise due, as shown on the Net Sales statement provided under Section 6.1, up to a maximum credit, when combined with the credit provided pursuant to Section 10.2(c)(i), in any given calendar quarter equal to twenty-five percent (25%) of such royalty payments otherwise due, until such amount has been fully credited.

11. PATENT ENFORCEMENT AND INFRINGEMENT.

11.1 Patent Enforcement.

      (a) Notice. Each Party shall promptly provide written notice to the other Party during the term of this Agreement of any (i) known infringement or suspected infringement of a Alliance Research Program Patent, (ii) institution by a Third Party of a proceeding for the purpose of revoking or holding unpatentable, invalid or unenforceable a claim of a Alliance Research Program Patent, or (iii) unauthorized use or misappropriation of any Alliance Research Program Know-How by a Third Party of which it becomes aware.

      (b) Responsible Party. For Alliance Research Program Patents and Alliance Research Program Know-How solely owned by a Party, the Party owning such Patent or such Know-How shall have the first right of election to (i) initiate an infringement suit or (ii) take such appropriate action as is reasonably required to defend against such potential revoking or holding unpatentable, invalid or unenforceable a claim of such Patent, or (iii) take such other appropriate action as is required to restrain or otherwise prevent such known or suspected infringement or unauthorized use or misappropriation ("Responsible Party"). For Alliance Research Program Patents and Alliance Research Program Know-How jointly owned by the Parties, within thirty (30) days after written notice under Section 11.1(a), the Parties shall consult and agree upon which Party shall be the Responsible Party.

      (c) Initiation of Suit or Action. Within a period of one hundred and twenty (120) days after the Responsible Party provides or receives written notice under Section 11.1(a), the Responsible Party, in its sole discretion, shall decide whether or not to (i) initiate an infringement suit, (ii) take such appropriate action as is reasonably required to defend against such potential revoking or holding unpatentable, invalid or unenforceable a claim of a Alliance Research Program Patent, or (iii) take such other appropriate action as is reasonably required to restrain or otherwise prevent such known or suspected infringement or unauthorized use or misappropriation ("Suit or Action", collectively).

      If, within the one hundred and twenty (120) day period, the Responsible Party advises the other Party of a decision to initiate a Suit or Action, the Responsible Party, at its own cost, shall promptly initiate such Suit or Action and provide written notice to the other Party of such initiation.

      In the event that the Responsible Party does not advise the other Party within the one hundred and twenty (120) day period a decision to initiate such Suit or Action, or if the Responsible Party advises the other Party within the one hundred and twenty (120) day period a decision not to initiate such Suit or Action, the other Party shall thereafter have the right, at its own cost, to initiate such Suit or Action.

      The Party initiating the Suit or Action ("Initiating Party") shall provide written notice to the Responsible Party of such initiation. The Initiating Party shall keep the other Party informed of the status of any such Suit or Action and, upon the other Party's written request, shall provide the other Party with copies of all substantive documents filed in, and all substantive communications relating to such Suit or Action. If necessary, the other Party shall join as a party to the Suit or Action but shall be under no obligation to participate except to the extent such participation is required as the result of being named party to the suit or proceeding. At the Initiating Party's written request, the other Party shall offer reasonable assistance to the Initiating Party at no charge except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance.


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
Reasonable assistance shall include, without limitation, the execution of such legal papers as are reasonably necessary for the prosecution, settlement or compromise of such Suit or Action.

      Each party shall have the right to be represented in any such Suit or Action by counsel of its own choice at its own expense.

      (d) Recovery. Any recovery obtained by any Party as a result of any Suit or Action shall be applied first to reimburse each Party for all costs and expenses related to such Suit or Action, and if after such reimbursement any funds shall remain from such recovery, such remaining funds shall be allocated 80% to the Party instituting such Suit or Action, and 20% to the other Party, but in no event shall the other Party be entitled to receive more than the amount such other Party would have received if the infringing Third Party's sales were deemed to be Net Sales under this Agreement.

      (e) Settlement. Neither Party shall settle or compromise any such Suit or Action in a manner which would restrict the scope or enforceability of any Alliance Research Program Patent or Alliance Research Program Know-How jointly owned by the Parties without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

11.2 Notice of Certification. Notwithstanding anything to the contrary in
Section 11.1, for a Alliance Research Program Patent claiming the making, having made, using, offering for sale, selling or importing of a Deselected Disease Product, should either Party receive a certification from a Third Party under the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, or its comparable law in a country other than the USA, then such Party shall immediately give written notice to the other Party of such certification. The Responsible Party shall have twenty-one (21) days from the date such Party received the certification to initiate suit. In the event the twenty-one (21) day period expires without the Responsible Party having initiated a suit, the other Party shall have the right, but not the obligation, to immediately bring suit against the Third Party that filed the certification. If either Party initiates a suit within the forty-five
(45) day period, it will immediately notify the other Party.

11.3 Infringement Actions by Third Parties. Each Party shall promptly notify the other Party in the event that a Third Party at any time provides written notice to, or commences an action, suit or proceeding against such Party or such Party's Affiliates or sublicensees accusing infringement of patent rights or unauthorized use or misappropriation of its technology owned or controlled by such Third Party, based on an assertion or claim arising out of (i) Roche's, its Affiliate's or its sublicensees making, having made, using, offering for sale, selling or importing Alliance Disease Products in the Territory, including, without limitation, making, having made, or using of Alliance Research Program Know-How by Roche, its Affiliates or its Collaborators to research and/or develop Alliance Disease Products; (ii) deCODE's, its Affiliate's or its sublicensees making, having made, using, offering for sale, selling or importing Deselected Disease Products in the Territory, including, without limitation, the making, having made, or using of Alliance Research Program Know-How, by deCODE, its Affiliates or its Collaborators to research and/or develop Deselected Disease Products; (iii) either Party's fulfilling its obligations under this Agreement. The accused Party shall defend, settle or compromise such action, suit or proceeding at its own discretion and at its own cost; provided, however, that at the accused Party's written request, the other Party shall offer reasonable assistance to the accused Party at no charge except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance. Reasonable assistance shall include, without limitation, the execution of such legal papers as are reasonably necessary for the defense, settlement or compromise of such action, suit or proceeding. Each party shall have the right to be represented in any such action, suit or proceeding by counsel of its own choice at its own expense.

12. INDEMNIFICATION.

12.1 Research Activities. Each Party agrees to indemnify, defend and hold the other Party, its Affiliates and its sublicensees, if any, and their respective


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
directors, officers, employees and agents, harmless from and against any and all liabilities, damages, losses, or reasonable costs and expenses (including the reasonable fees of attorneys and other professionals) (collectively "Claims") arising out of the activities of the indemnifying Party in the conduct of the Drug Discovery Research Program, except to the extent such Claims arose out of or resulted from the negligence, recklessness or wrongful intentional acts or omissions of the other Party, its Affiliates, or its sublicensees, if any, and their respective directors, officers, employees and agents.

12.2 Product Liability. deCODE shall indemnify, defend and hold Roche, its Affiliates and their respective directors, officers, employees and agents, harmless from and against any and all Claims arising out of the manufacture, use, distribution or sale of any Deselected Disease Product by deCODE, its Affiliates or its sublicensees due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, deCODE, its Affiliates or its sublicensees, if any, and their respective directors, officers, employees and agents, except, in each case, to the extent such Claims are due to the negligence, recklessness or wrongful intentional acts or omissions of Roche or its Affiliates or their respective directors, officers, employees and agents.

Roche shall indemnify, defend and hold deCODE, its Affiliates and their respective directors, officers, employees and agents, harmless from and against any and all Claims arising out of the manufacture, use, distribution or sale of any Alliance Disease Product by Roche, its Affiliates or its sublicensees due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, Roche, its Affiliates or its sublicensees, if any, and their respective directors, officers, employees and agents, except, in each case, to the extent such Claims are due to the negligence, recklessness or wrongful intentional acts or omissions of deCODE or its Affiliates or their respective directors, officers, employees and agents.

12.3 Notice. In the event that either Party is seeking indemnification under
Section 12.1 or 12.2, such Party shall inform the indemnifying Party of a Claim as soon as reasonably practicable after it receives notice of the Claim, shall permit the indemnifying Party to assume direction and control, at its expense, of the defense of the Claim (including the sole right to settle the claim at the sole discretion of the indemnifying Party, provided that such settlement does not impose any material financial obligation on the indemnified Party), and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the Claim. The indemnified Party may, at its option and expense, be represented in the defense of the Claim by counsel of its own choice.

13. PUBLICATION; NON-DISCLOSURE.

13.1 Publication.

      (a) Manuscript. Both Parties recognize that each may wish to publish the results of their scientific work relating to the Research Programs. However, both Parties also recognize the importance of acquiring patent protection and of maintaining Confidential Information as proprietary. Consequently, subject to any applicable laws or regulations obligating either Party to do otherwise, any proposed publication or oral presentation by either Party shall comply with this
Section 13.1. At least ninety (90) days before a manuscript is to be submitted to a publisher, the publishing Party will provide the chairperson and secretary of the Steering Committee with a copy of the manuscript. If the publishing Party wishes to make an oral presentation, it will provide the other Party ("Reviewing Party") with a copy of the abstract (if one is submitted) at least forty (40) days before it is to be submitted. The publishing Party will also provide to the Reviewing Party a copy of the text of the presentation, including all slides, posters, and any other visual aids, at least forty (40) days before the presentation is made.

      (b) Review of Manuscript. The Reviewing Party in good faith will review the manuscript, abstract, text or any other material provided under Section 13.1(a) ("Proposed Publication") to determine whether the Proposed Publication
(i) contains an Invention for which the Reviewing Party desires patent protection or (ii) could reasonably be expected to have a material adverse effect on the commercial value of any Confidential Information that the Reviewing Party reasonably wishes to have remain proprietary. The

Reviewing Party will notify (each, a "Withdrawal Notice") the publishing Party within thirty (30) days of receipt of the Proposed Publication if the Reviewing Party, in good faith, determines that the Proposed Publication (i) contains an Invention for which the Reviewing Party desires patent protection or (ii) could reasonably be expected to have a material adverse effect on the commercial value of any Confidential Information that the Reviewing Party reasonably wishes to have remain proprietary.

      (c) Delay or Withdrawal. If the Reviewing Party provides a Withdrawal Notice that the Proposed Publication (i) contains an Invention for which the Reviewing Party desires patent protection, the publishing Party shall delay its publication or presentation for a period of ninety (90) days from the date of such Withdrawal Notice, extendible upon mutual agreement, to allow for the filing of a priority patent application claiming the Invention. If the Reviewing Party provides a Withdrawal Notice that the Proposed Publication could reasonably be expected to have a material adverse effect on the commercial value of any Confidential Information that the Reviewing Party reasonably wishes to have remain proprietary, the Reviewing Party shall recommend changes it reasonably believes necessary to preserve the Confidential Information as proprietary. If the Proposed Publication contains Confidential Information that was disclosed by the Reviewing Party to the publishing Party under this Agreement, the publishing Party shall incorporate such recommended changes. For all other Confidential Information, the Parties will consult in good faith and agree on mutually acceptable modifications to the Proposed Publication to avoid disclosure of such Confidential Information.

13.2 Non-Disclosure and Non-use; Exceptions. During the term of this Agreement and for five (5) years thereafter, a Receiving Party shall (i) treat Confidential Information provided by a Disclosing Party under this Agreement as it would treat its own Confidential Information of a similar nature and take all reasonable precautions not to disclose such Confidential Information to third parties except Affiliates or potential sublicensees who agree to be bound by the same terms and conditions as found in this Section 13, without the Disclosing Party's prior written authorization and (ii) not use such Confidential

Information for other than fulfilling its obligations under this Agreement. The provisions of this Section 13.2 shall not apply to such Confidential Information which the Receiving Party can demonstrate by competent written proof:

      (a) was known or used by the Receiving Party or its Affiliates prior to the date of disclosure to the Receiving Party or its Affiliates by the Disclosing Party; or

      (b) either before or after the date of the disclosure to the Receiving Party or its Affiliates, is lawfully disclosed to the Receiving Party or its Affiliates by a third party rightfully in possession of such Confidential Information and not under an obligation of confidentiality to the Disclosing Party with respect to such Confidential Information; or

      (c) either before or after the date of the disclosure to the Receiving Party or its Affiliates, becomes published or generally known to the public through no fault or omission on the part of the Receiving Party or its Affiliates, but such inapplicability applies only after such Confidential Information is published or becomes generally known; or

      (d) is independently developed by the Receiving Party or its Affiliates without reference to or reliance upon Confidential Information of the Disclosing Party or its Affiliates; or

      (e) is required to be disclosed by the Receiving Party, its Affiliates or its sublicensees to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations; provided, however, the Receiving Party, its Affiliate or sublicensee provides prior written notice of such disclosure to the Disclosing Party or its Affiliates and, to the extent practicable, takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

13.3 Authorized Disclosure. The provisions of Section 13.2 shall not prevent either Party from (i) preparing, filing, prosecuting, defending or maintaining patent applications or patents related to an Invention or a

Product, or (ii) disclosing Confidential Information to persons working on behalf of the Receiving Party (provided such persons agree to maintain the confidential nature of such Confidential Information to the same extent as if they were a Party to this Agreement) or to governmental agencies, to the extent the Receiving Party reasonably believes it is required or desirable to secure government approval for the development or marketing of a Product, (iii) upon imminent Registration of a Alliance Disease Product or Deselected Disease Product, as the case may be, in a country, disclosing Confidential Information to the extent reasonably necessary to promote the use and sale of such Alliance Disease Product or Deselected Disease Product in such country, or (iv) disclosing Confidential Information under confidentiality obligations no less restrictive than those contained within this Agreement to an Affiliate of a Party or a Third Party with whom such Party has made contact as authorized under this Agreement.

13.4 Injunctive Relief. The Parties acknowledge that monetary damages alone may not adequately compensate the Disclosing Party in the event of a breach by the Receiving Party of this Section 13, and that, in addition to all other remedies available to the Disclosing Party at law or in equity, it may be entitled to injunctive relief for the enforcement of its rights under this Section 13 and to an accounting of profits made during the period of any breach of the Receiving Party's obligations under this Section 13.

13.5 Third Parties. Unless otherwise agreed to in writing, each Party shall require all Third Parties, including consultants, subcontractors, sublicensees or agents involved in fulfilling its obligations under this Agreement, to be bound by the same terms and conditions as found in this Section 13.

14. TERM; TERMINATION.

14.1 Term; Expiration.

      (a) As to Roche, this Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall expire in each country upon the expiration of the Royalty Term with respect to each Alliance Disease Product in such country. Following expiration of the term of this Agreement with respect to an Alliance Disease Product in a country in the Territory, Roche shall have the fully-paid, royalty-free, perpetual right and license to continue to make, have made, use, offer for sale, sell and import such Alliance Disease Product in such country.

      (b) As to deCODE, this Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall expire in each country upon the expiration of the Royalty Term with respect to each Deselected Disease Product in such country. Following expiration of the term of this Agreement with respect to a Deselected Disease Product in a country in the Territory, deCODE shall have the fully-paid, royalty-free, perpetual right and license to continue to make, have made, use, offer for sale, sell and import such Deselected Disease Product in such country.

      14.2 Termination Without Cause

      Commencing at the end of the Research Term, at any time during the term of this Agreement, deCODE may, for any reason, without affecting any other obligations under this Agreement, terminate all rights and licenses from Roche to deCODE under this Agreement for a given Deselected Disease Product by giving six (6) months prior notice to Roche. The effective date of such termination shall be the date six (6) months after deCODE provides such written notice to Roche. After the effective date of such termination, in no event shall deCODE, its Affiliates or its sublicensees make, have made, use, offer for sale, sell or import such Deselected Disease Product in any country. In addition, at Roche's request, within sixty (60) days after the date of such termination, (1) deCODE shall transmit to Roche all reports, information and data in the possession or control of deCODE, its Affiliates or its sublicensees relating to such Deselected Disease Product (provided deCODE has the right to make available such information to Roche), and (2) deCODE shall assign, and shall cause its Affiliates and sublicensees to assign, to Roche all regulatory filings and Registrations in the possession or control of deCODE, its Affiliates or its sublicensees; in each case, as would enable Roche to carry on the development and/or marketing of such Deselected Disease Product in the Territory.

      Commencing at the end of the Research Term, at any time during the term of this Agreement, Roche may, for any reason, without affecting any other obligations under this Agreement, terminate all rights and licenses from deCODE to Roche under this Agreement for a given Alliance Disease Product by giving six
(6) months prior notice to Roche. The effective date of such termination shall be the date six (6) months after Roche provides such written notice to deCODE. After the effective date of such termination, in no event shall Roche, its Affiliates or its sublicensees make, have made, use, offer for sale, sell or import such Alliance Disease Product in any country. In addition, at deCODE's request, within sixty (60) days after the date of such termination, (1) Roche shall transmit to deCODE all reports, information and data in the possession or control of Roche, its Affiliates or its sublicensees relating to such Alliance Disease Product (provided Roche has the right to make available such information to deCODE), and (2) Roche shall assign, and shall cause its Affiliates and sublicensees to assign, to deCODE all regulatory filings and Registrations in the possession or control of Roche, its Affiliates or its sublicensees; in each case, as would enable deCODE to carry on the development and/or marketing of such Alliance Disease Product in the Territory.

14.3 Breach.

      (a) Procedure.

            (i) Except as provided in Section 3.4 with respect to Alliance Disease Efforts, failure by a Party ("Breaching Party") to comply with any of its material obligations contained in this Agreement, shall entitle the other Party ("Non-breaching Party") to give to the Breaching Party written notice ("Default Notice") specifying the nature of the default and specifically stating that the Non-breaching Party intends to terminate this Agreement in the event the Breaching Party should fail to cure the default.

            (ii) The Breaching Party shall have a period ("Cure Period") of thirty (30) days after a Default Notice to cure such default in the case of a payment default, and ninety (90) days after a Default Notice in the case of all other defaults. Such ninety (90) day period shall be extended to end one hundred and twenty (120) days after a Default Notice, or otherwise as the Parties may agree, if the Breaching Party within sixty (60) days after such Default Notice in good faith commences and diligently continue actions to cure such default.

            (iii) If, after a Cure Period, the Breaching Party does not cure the relevant default, the Non-breaching Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to give a written notice terminating this Agreement in its entirety or in part.

            (iv) The effective date of any such termination shall be the date that the Breaching Party receives such notice pursuant to the preceding clause.

      (b) Effect of Such Breach.

            (i) If the Non-breaching Party terminates this Agreement in its entirety, after the effective date of termination, in no event shall the Breaching Party, its Affiliates or sublicensees make, have made, use, offer for sale, sell or import any Deselected Disease Product.

            (ii) If the Breaching Party is deCODE and Roche, without affecting or altering deCODE's other obligations under this Agreement, terminates all rights licensed by Roche to deCODE under this Agreement in whole (in which event Roche shall be entitled to continue to exercise the rights granted to it under this Agreement), then after the effective date of such termination in no event shall deCODE, its Affiliates or sublicensees make, have made, use, offer for sale, sell or import any Deselected Disease Product. In addition, at Roche's request, within sixty (60) days after the effective date of such termination:
(1) deCODE shall transmit to Roche all reports, information and data in the possession or control of deCODE, its Affiliates or its sublicensees relating to Deselected Disease Products (provided that deCODE has the right to make available such information to Roche), and (2) at Roche's request, deCODE shall assign, and shall cause its Affiliates and sublicensees to assign, to Roche all regulatory filings and Registrations in the possession or control of deCODE, its Affiliates or its sublicensees; in each case, as would enable Roche to carry on the development and/or marketing of Deselected Disease Products in the Territory.

            (iii) If the Breaching Party is Roche and deCODE, without affecting or altering Roche's other obligations under this Agreement, terminates all rights licensed by deCODE to Roche under this Agreement in whole (in which event deCODE shall be entitled to continue to exercise the rights granted to it under this Agreement), then after the effective date of such termination in no event shall Roche, its Affiliates or sublicensees make, have made, use, offer for sale, sell or import any Alliance Disease Product. In addition, at deCODE's request, within sixty (60) days after the effective date of such termination: (1) Roche shall transmit to deCODE all reports, information and data in the possession or control of Roche, its Affiliates or its sublicensees relating to Alliance Disease Products (provided that Roche has the right to make available such information to deCODE), and (2) at deCODE's request, Roche shall assign, and shall cause its Affiliates and sublicensees to assign, to deCODE all regulatory filings and Registrations in the possession or control of Roche, its Affiliates or its sublicensees; in each case, as would enable deCODE to carry on the development and/or marketing of Alliance Disease Products in the Territory.

14.4 Obligations. In no event shall a termination under Article 14 release a Party or its Affiliates or sublicensees from any obligation to make payments or to pay royalties or a percentage of Sublicensing Income to the other Party under this Agreement that accrued prior to the effective date of termination.

14.5 Termination of Sublicenses. Upon any termination under Article 14, all sublicenses granted by either deCODE or Roche under this Agreement with respect to the respective rights and licenses being terminated shall terminate simultaneously.

14.6 Surviving Obligations. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of this Agreement. All obligations which are not expressly indicated to survive termination or expiration of this Agreement shall terminate upon the termination or expiration of this Agreement. The respective rights and obligations of the Parties hereto contained in Sections
6.3 to 6.7 (inclusive), 7.7, 10, 12, 13.2 to 13.5 (inclusive), 14 and 17 shall survive the expiration or earlier termination of this Agreement.

14.7 No Waiver. The right of a Party to terminate under Article 14 shall not be affected in any way by a waiver or failure to take action with respect to any previous default. An election of remedy by a Party for a material breach of this Agreement under this Article 14 on one occasion shall not constitute a waiver as to any other remedy that may be available to such Party under this Article 13 as to any material breach on another occasion.

14.8 Dispute. And any dispute concerning whether a Party is in default under the terms of this Agreement shall be referred for resolution in accordance with
Section 17.13. The effectiveness of any notice given pursuant to this Section shall be tolled during and until such resolution of such dispute.

15. REPRESENTATIONS AND WARRANTIES.

15.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that, as of the last date on which a party becomes a signatory to this Agreement:

      (a) such Party is duly organized and validly existing under the laws of the state or country of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; and

      (b) such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the fulfilling of its obligations under this Agreement; and

      (c) such Party is not aware of any impediment which would inhibit its ability to fulfill the terms and conditions imposed on it by this Agreement; and

      (d) such Party has disclosed all material information in its possession or control requested by the other Party relating to the subject matter of this Agreement and other material information in its possession or control, which, in its reasonable opinion, would be material to the other Party entering into this Agreement, and to its knowledge such information does not contain any untrue statement of material fact or omit to state a material fact; and

      (e) such Party, without having conducted a formal investigation, is not aware of any patent rights or other proprietary rights of any Third Party which might be infringed by either Party carrying out its obligations under this Agreement; and

      (f) such Party has the right to grant the other Party the rights and licenses hereby granted under this Agreement.

15.2 Representations of deCODE. deCODE represents and warrants to Roche that:

      (a) As of the last date on which a party becomes a signatory to this Agreement, there are no patents or patent applications that deCODE owns or controls in the Territory which could preclude Roche from exercising its rights or carrying out its obligations under this Agreement and which deCODE does not have the right to license or otherwise make available to Roche; and

      (b) all Participants have signed, or will have signed before becoming a Participant, an informed consent form, the contents of which deCODE and Roche mutually agreed upon.

16. FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under or in breach of any provision of this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm;

labor disturbances; epidemic; and failure of pubic utilities or common carriers. In such event Roche or deCODE, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the thirty (30) days thereafter. The disabled Party shall also give notice immediately upon the termination of the force majeure. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

17. MISCELLANEOUS.

17.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. Each Party's performance under this Agreement is that of a separate entity.

17.2 Assignment. Neither Party shall be entitled to assign its rights hereunder without the express written consent of the other Party hereto, except that both Roche and deCODE may otherwise assign their respective rights and transfer their respective duties hereunder to any assignee of all or substantially all of their respective businesses (or that portion thereof to which this Agreement relates) or in the event of their respective merger or consolidation or similar transaction. No assignment and transfer shall be valid or effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement. Notwithstanding anything to the contrary, during the Collaborative Research Term, in no event shall deCODE be entitled to assign its rights hereunder without the express written consent of Roche. Notwithstanding anything to the contrary, without notice to the other Party, either Party may at any time and for any reason assign all or certain rights and obligations to its Affiliates who agree to be bound by the terms and conditions of this Agreement; provided that such Party shall remain liable for all obligations assigned to its Affiliates.

17.3 Disclaimer of Warranties. THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

17.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.5 Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

      (a)   In the case of Roche, to:

            F.Hoffmann-La Roche Ltd
            Grenzacherstrasse 124
            CH-4070 Basel
            Switzerland
            Attention: Corporate Law

            and to:
            Hoffmann-La Roche Inc.
            340 Kingsland Street
            Nutley, New Jersey 07110
            Attention:  Corporate Secretary

      (b)   In the case of deCODE, to:

            deCODE genetics, ehf.
            Lynghalsi 1
            IS-110 Reykjavik
            ICELAND
            Attention: President
or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally, the date of delivery shall be deemed to be the date on which such notice or request was given, unless otherwise set forth in this Agreement. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service, unless otherwise set forth in this Agreement. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service, or the foreign equivalent thereto, unless otherwise set forth in this Agreement.

17.6 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose, without the prior written consent of the other Party.

17.7 Public Announcements.

      (a) Disclosure of Agreement and Press Release. Except as required by law (including, without limitation, disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by deCODE are traded) and as permitted by Section 13.1, neither Party shall make any public announcement concerning this Agreement, the 1998 Agreement, Series C Preferred Stock and Warrant Purchase Agreement between Roche Finance Ltd and deCODE entered into prior to or contemporaneously with the 1998 Agreement, or the subject matter hereof or thereof, without the prior written consent of the other Party, which shall not be unreasonably withheld. It shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any Confidential Information of such Party or the financial terms of this Agreement. In the event of a required public announcement, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text, which comment shall be incorporated unless prohibited by law, as determined by counsel to the Party required to make such public announcements.

      (b) Exceptions. Nothing in Section 13 or Section 17.7 shall prevent deCODE in connection with efforts to secure financing at any time during the term of this Agreement, from issuing statements as to achievements made or the status of the work being done by the Parties under this Agreement ("Statements"), so long as such Statements do not jeopardize the ability to obtain patent protection on Inventions or disclose Confidential Information; provided (except in the case of a public offering) the recipients of such Statements agree in writing to maintain such Statements in confidence.

      Nothing in Section 13 or Section 17.7 shall prevent deCODE from issuing Statements necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by deCODE are traded); provided that deCODE shall provide Roche with a copy of the proposed text of such Statements sufficiently in advance of the scheduled release thereof to afford Roche a reasonable opportunity to review and comment upon the proposed text and discuss any disagreements thereon.

17.8 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

17.9 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Technical Information or Product under this Agreement without compliance with applicable laws.

17.10 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

17.11 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

17.12 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

17.13 Arbitration.

      (a) Escalation. In the event the Parties are unable to resolve any dispute, controversy or claim arising out of this Agreement, or the breach, termination or invalidity thereof ("Dispute"), the Parties shall refer such Dispute for further review and resolution to the Executive Officers of each Party. The Executive Officers of each Party shall use reasonable efforts to resolve the matter within thirty (30) days after the matter is referred to them. Any dispute regarding any Sensitive Matter shall be resolved in accordance with
Section 8.4(c).

      (b) Binding Arbitration. If the Executive Officers cannot resolve the Dispute within thirty (30) days, then such Dispute shall be settled by final and binding arbitration pursuant to the then current commercial arbitration rules of the American Arbitration Association ("AAA") as provided below:

            (i) The Arbitration Tribunal shall consist of three (3) arbitrators. Each Party shall nominate in the request for arbitration and the answer thereto one (1) arbitrator and the two (2) arbitrators so named will then jointly appoint the third arbitrator as chairman of the Arbitration Tribunal.

If one Party fails to nominate its arbitrator or, if the Party's arbitrators cannot agree on the person to be named as chairman within sixty (60) days, the AAA shall make the necessary appointments of arbitrator or chairman.

            (ii) The place of arbitration shall be in New York, New York and the arbitration proceedings shall be held in English.

            (iii) The award of the Arbitration Tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for juridical acceptance of such an award and order of enforcement.

      (c) Injunctive Relief. Section 17.13(b) shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party.

17.14 Entire Agreement. This Agreement, together with the Exhibits, which are attached hereto and made a part hereof, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions, negotiations and agreements between them related to the subject matter hereof, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

17.15 Parties in Interest and Bankruptcy.

      (a) All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns under Section 17.2.

      (b) Notwithstanding anything to the contrary, in the event that either Party shall become insolvent, shall make an assignment to the benefit of creditors, or shall have a petition in bankruptcy filed for or against it (which, in the case of an involuntary petition, is not dismissed or stayed within sixty (60) days after such petition is filed) ("Bankrupt Party"), the other Party shall have the right to terminate this entire Agreement immediately upon written notice of such termination and the provisions of Section 14, as the case may be, shall apply. All rights and licenses granted by the Bankrupt Party under this Agreement are, and shall otherwise be deemed to be, for purposes of
Section 365(n) of Title 11, US Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code. Unless the other Party elects to terminate this Agreement under this
Section 17.15(b), the Parties agree that the other Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued fulfillment of its obligations under this Agreement.

17.16 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

17.17 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

17.18 Interpretation. All defined terms used in this Agreement shall have the meaning assigned to such term under this Agreement whether used in the singular or plural.

                                      * * *

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

                                                         F.HOFFMANN-LA ROCHE LTD

                                              By:   /s/ N. Sheail
                                                 _____________________________

                                              Name:  N. SHEAIL
                                                   _____________________________

                                              Title: GLOBAL LICENSING DIRECTOR
                                                    ____________________________


                                                          HOFFMANN-LA ROCHE INC.

                                              By:   /s/ Lee E. Babiss
                                                  ______________________________

                                              Name:  Lee E. Babiss
                                                   _____________________________

                                              Title: Vice President, Preclinical
                                                    ____________________________

                                                     Research & Development
                                                    ____________________________

                                                           deCODE GENETICS, EHF.

                                              By:    /s/ Kari Stefansson
                                                 _______________________________

                                              Name:   Kari Stefansson
                                                   _____________________________

                                              Title:  President & CEO
                                                    ____________________________

                                    Exhibit A

Active Alliance Diseases

[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]

Pool Diseases

[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]

On or before February 28, 2002, the Parties shall reach agreement as to the initial designation of four Active Alliance Diseases and four Pool Diseases and shall memorialize such agreement in a definitive signed restatement of this Exhibit A that omits this paragraph. If no such agreement has been reached by such date, this Exhibit A shall be deemed to be restated as listing all eight diseases set forth above as Pool Diseases.

                                    Exhibit B

Deselected Diseases

osteoporosis
bipolar depression
obesity

Exhibit C A. Type of Alliance Disease Product:

      1.    Contains an Alliance Disease Compound Type [**]:

      Development Payments:

      Event                                           Payment (USD mio.)
      -----                                           -------
      Commencement of Phase III                       [**]
      NDA Filing for Major Country                    [**]
      First Commercial Sale in USA                    [**]
      First Commercial Sale in Europe                 [**]
      First Commercial Sale in Japan                  [**]

      Royalties:

      For a given Alliance Disease Product for a given calendar year during the Royalty Term for the Alliance Disease Product, Roche shall pay deCODE a royalty on Net Sales, on a country-by-country basis, as follows:

                                     TABLE 3

      Worldwide Annual Net Sales (in billions USD)         Royalty Rate as a Percentage Net Sales
        [**] to Less than or equal to [**]                                    [**]%
      Greater than [**] to Less than or equal to [**]                         [**]%
      Greater than [**] to Less than or equal to [**]                         [**]%
      Greater than [**]                                                       [**]%

      Notwithstanding the above, if the COGS of the Alliance Disease Product exceeds [**] percent ([**]%) of the total worldwide Net Sales of the Alliance Disease Product, the total royalty due to deCODE under Table 3 shall be reduced by an amount equal to one half of the difference between the COGS and [**] percent ([**]%) of the total worldwide Net Sales of the Alliance Disease Product, but in no event shall the total royalty due to deCODE be reduced to less than [**] percent ([**]%) as a result of such reduction.

      2.    Contains a Alliance Disease Compound Type [**]:

      Development Payments:

      Event                                                Payment (USD mio.)
      IND Filing for Major Country                         [**]
      NDA Filing for Major Country                         [**]
      First Commercial Sale in USA                         [**]
      First Commercial Sale in Europe                      [**]
      First Commercial Sale in Japan                       [**]

      Royalties:

      [**]% of Net Sales during the Royalty Term for the Alliance Disease
      Product

      3.    Contains a Alliance Disease Compound Type [**]:

      Development Payments:

      Event                                                Payment (USD mio.)
      IND Filing for Major Country                         [**]
      NDA Filing for Major Country                         [**]
      First Commercial Sale in USA                         [**]
      First Commercial Sale in Europe                      [**]
      First Commercial Sale in Japan                       [**]

      Royalties:

      [**]% of Net Sales during the Royalty Term for the Alliance Disease
      Product

B. Development Payment Limitations:

For a given Alliance Disease Product, Roche will make each of the Development Payments only once, for the first occurrence of an Event for the Alliance Disease Product, independent of the number of occurrences of the Event for the Alliance Disease Product.

In the event that clinical development by Roche, its Affiliates or sublicensees of any Alliance Disease Product for an Alliance Disease (an "Original Product") terminates and, at or after the time of such termination, another Alliance Disease Product becomes engaged in clinical development by Roche, its Affiliates or sublicensees for the same Alliance Disease (a "Replacement Product"), then Roche shall be entitled to a credit against development payments due with respect to the Replacement Product in an amount equal to all development payments actually paid with respect to the Original Product prior to termination of development thereof.

                                    EXHIBIT D

                           STEERING COMMITTEE MEMBERS

Roche:

1.
2.
3.

deCODE:

1.
2.
3.

                                TABLE OF CONTENTS

                                                                                   Page
1.   DEFINITIONS.................................................................    2
2.   GRANT OF RIGHTS.............................................................   18
   2.1    Commercial License to Roche............................................   18
   2.2    Research License to Roche..............................................   19
   2.3    Commercial License to deCODE...........................................   19
   2.4    Research License to deCODE.............................................   20
   2.5    Commercial Rights to Compounds.........................................   20
3.   DILIGENCE...................................................................   20
   3.1    Diligence Obligations..................................................   20
   3.2    Designated Diseases....................................................   22
   3.3    Judging Efforts........................................................   23
   3.4    Effect of Failure of Efforts...........................................   24
4.   CONSIDERATION...............................................................   25
   4.1    Development Payments and Royalties to deCODE...........................   25
   4.2    Royalties to Roche.....................................................   25
5.   ROYALTY ADJUSTMENTS.........................................................   26
   5.1    Royalty Reductions.....................................................   26
   5.2    Sales Among Affiliates/Sublicensees....................................   29
   5.3    Supply Obligation......................................................   29
   5.4    Barred Royalties.......................................................   29
6.   ROYALTY PAYMENTS AND REPORTS................................................   29
   6.1    Payment................................................................   29
   6.2    Mode of Payment........................................................   30
   6.3    Records Retention......................................................   31
   6.4    Audit Request..........................................................   31
   6.5    Taxes..................................................................   33
   6.6    Blocked Currency.......................................................   33
   6.7    Interest on Late Payments..............................................   33
   6.8    Mechanism for Adjustment to Royalties..................................   34
7.   ALLIANCE RESEARCH PROGRAM...................................................   34
   7.1    Diseases...............................................................   34
   7.2    Switching and Adding Diseases..........................................   36
   7.3    deCODE Support.........................................................   38
   7.4    Funding by Roche.......................................................   38
   7.5    Roche Review Right.....................................................   40
   7.6    Conduct................................................................   41
   7.7    Records................................................................   42
   7.8    Alliance Disease Research Term.........................................   43
8.   STEERING COMMITTEE..........................................................   43
   8.1    Members................................................................   43
   8.2    Responsibilities.......................................................   44
   8.3    Meetings...............................................................   46
   8.4    Decisions..............................................................   47

   8.5    Minutes................................................................   49
   8.6    Expenses...............................................................   50
9.   MATERIAL TRANSFER...........................................................   50
   9.1    Plasma Samples.........................................................   50
   9.2    Cell Lines and Tissue Samples..........................................   50
   9.3    Biological Materials Transfer..........................................   51
10.  OWNERSHIP; PATENTS..........................................................   52
   10.1   Ownership..............................................................   52
   10.2   Patent Filing, Maintenance and Prosecution Regarding Inventions........   52
11.  PATENT ENFORCEMENT AND INFRINGEMENT.........................................   57
   11.1   Patent Enforcement.....................................................   57
   11.2   Notice of Certification................................................   59
   11.3   Infringement Actions by Third Parties..................................   60
   12.    INDEMNIFICATION........................................................   60
   12.1   Research Activities....................................................   60
   12.2   Product Liability......................................................   61
   12.3   Notice.................................................................   61
13.  PUBLICATION; NON-DISCLOSURE.................................................   62
   13.1   Publication............................................................   62
   13.2   Non-Disclosure and Non-use; Exceptions.................................   63
   13.3   Authorized Disclosure..................................................   64
   13.4   Injunctive Relief......................................................   65
   13.5   Third Parties..........................................................   65
14.  TERM; TERMINATION...........................................................   65
   14.1   Term; Expiration.......................................................   65
   14.2   Termination Without Cause..............................................   67
   14.3   Breach.................................................................   68
   14.4   Obligations............................................................   70
   14.5   Termination of Sublicenses.............................................   70
   14.6   Surviving Obligations..................................................   70
   14.7   No Waiver..............................................................   71
   14.8   Dispute................................................................   71
15.  REPRESENTATIONS AND WARRANTIES..............................................   71
   15.1   Representations and Warranties of Both Parties.........................   71
   15.2   Representations of deCODE..............................................   72
16.  FORCE MAJEURE...............................................................   72
17.  MISCELLANEOUS...............................................................   73
   17.1   Relationship of Parties................................................   73
   17.2   Assignment.............................................................   73
   17.3   Disclaimer of Warranties...............................................   74
   17.4   Further Actions........................................................   74
   17.5   Notice.................................................................   74
   17.6   Use of Name............................................................   75
   17.7   Public Announcements...................................................   75
   17.8   Waiver.................................................................   76
   17.9   Compliance with Law....................................................   76
  17.10   Severability...........................................................   77
  17.11   Amendment..............................................................   77
  17.12   Governing Law..........................................................   77
  17.13   Arbitration............................................................   77
  17.14   Entire Agreement.......................................................   78
  17.15   Parties in Interest and Bankruptcy.....................................   78
  17.16   Descriptive Headings...................................................   79
  17.17   Counterparts...........................................................   79
  17.18   Interpretation.........................................................   79
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